UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

OFG Bancorp

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 16, 2022

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders, which will be held virtually on Wednesday, April 27, 2022 at www.virtualshareholdermeeting.com/OFG2022.  The meeting will begin promptly at 10:00 a.m. (EST).

Details of the business to be conducted at the annual meeting are given in the attached notice of annual meeting and proxy statement.  Only shareholders of record as of February 28, 2022, are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.

Your vote is important.  Our proxy statement was made publicly available over the internet on March 16, 2022 and is also enclosed with this letter.  Please review it and submit your vote promptly even if you plan to attend the virtual meeting. We encourage you to vote over the Internet or by telephone prior to the meeting.

To attend the virtual meeting, you will need to log in with a 16-digit control number found on your notice of availability of proxy materials.  For more details and instructions, please refer to the enclosed proxy statement and proxy card.

We look forward to seeing you at our virtual annual meeting.

Sincerely,

Julian S. Inclán

Chairperson

P.O. Box 195115

San Juan, Puerto Rico 00919-5115

NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON April 27, 2022

Notice is hereby given that the annual meeting of shareholders of OFG Bancorp (“we,” “us,” “our,” or the “Company”), a financial holding company and corporation organized under the laws of the Commonwealth of Puerto Rico, is scheduled to be held virtually at www.virtualshareholdermeeting.com/OFG2022 commencing at 10:00 a.m. (EST) on Wednesday, April 27, 2022, to consider and vote upon the following matters described in this notice and the accompanying proxy statement:

1.	To elect eight directors for a one-year term expiring at the 2023 annual meeting of shareholders and until their successors are duly elected and qualified;
2.	To provide an advisory vote on executive compensation;
3.	To ratify the selection of the Company’s independent registered public accounting firm for a period of 3-years starting with 2022; and
4.

To transact such other business as may properly come before the annual meeting or at any adjournments or postponements thereof.  Except with respect to procedural matters incident to the conduct of the annual meeting, the Company is not aware of any other business to be brought before the annual meeting.

These matters are described more fully in the accompanying proxy statement, which you are urged to read thoroughly.  The Company’s Board of Directors recommends a vote “FOR” each of the proposals.  Only shareholders of record at the close of business on February 28, 2022, are entitled to notice of, and to vote at, the annual meeting.

To assure representation at the annual meeting, shareholders are urged to return a proxy as promptly as possible either by voting through the Internet or telephone, or by signing, dating and returning a proxy card in accordance with the enclosed instructions. Any shareholder attending the annual meeting may vote at the meeting even if he or she previously returned a proxy.

In San Juan, Puerto Rico, on March 16, 2022.

By order of the Board of Directors,

Carlos O. Souffront

Secretary

PROXY STATEMENT FOR THE VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON Wednesday, April 27, 2022

This proxy statement contains important information related to the annual meeting of shareholders of OFG Bancorp (“we,” “us,” “our,” or the “Company”).  Our annual meeting of shareholders will be held virtually at www.virtualshareholdermeeting.com/OFG2022 on Wednesday, April 27, 2022 at 10:00 a.m. (EST), or any adjournments or postponements thereof. This proxy statement and the accompanying proxy card are expected to be made available to shareholders on or about March 16, 2022.

General Questions about the Annual Meeting

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board of Directors and its committees, the compensation of our directors and executive officers, and other required information.

Who is soliciting my vote?

Our Board of Directors is soliciting your vote at the annual meeting.

Who will bear the costs of soliciting proxies for the annual meeting?

This solicitation of proxies is made on behalf of our Board of Directors, and we will bear the costs of solicitation. The expense of preparing, assembling, printing and mailing this proxy statement and the materials used in this solicitation of proxies also will be borne by us.  It is contemplated that proxies will be solicited principally through the internet or mail, but our directors, officers and employees may solicit proxies personally or by telephone.  Upon request, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing these proxy materials to our shareholders.

We have retained Georgeson LLC, an independent proxy solicitation firm, to assist us with the solicitation of proxies for a fee not to exceed $12,500, plus reimbursement for out-of-pocket expenses.

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the accompanying notice of annual meeting of shareholders, including the election of seven directors, the advisory vote related to executive compensation, the ratification of the selection of the Company’s independent registered public accounting firm for 2022, and the transaction of any other business that may properly come before the meeting or any adjournments or postponements thereof. Proxies solicited hereby may be exercised only at the annual meeting, including any adjournments or postponements thereof, and will not be used for any other purpose.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, February 28, 2022 are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any adjournments or postponements thereof.  As of the close of business on the record date, there were 48,685,583 shares of our common stock outstanding.

What is the difference between a holder of record and a beneficial owner of shares held in street name?

Holder of Record.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the holder (or shareholder) of record with respect to those shares.  As a holder of record, you should have been furnished this proxy statement and a proxy card directly by us.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a securities broker, bank or other similar organization acting as a nominee, then you are considered the beneficial owner of shares held in “street name.” The organization holding your account is considered the holder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have been furnished this proxy statement and a voting instruction form by that organization.

How do I vote?

You can vote by proxy prior to the meeting or through the virtual meeting platform during the meeting. We highly recommend that you vote by proxy prior to the meeting even if you plan to attend the meeting.  Detailed instructions on how to vote by proxy through the internet, by telephone or by mail will be set forth in the notice of internet availability of proxy materials that you will receive through the mail.  This notice will also include a 16-digit control number that you will need to attend the virtual meeting and vote your shares at the meeting through the virtual meeting platform.  Your vote by proxy must be received as of the close of Tuesday, April 26, 2022, the business day immediately preceding the annual meeting.  You may also vote on the day of the meeting by attending the meeting and registering your vote through the virtual meeting platform.

To avoid delays in ballot taking and counting, and in order to ensure that your proxy is voted in accordance with your wishes, we respectfully request that you give your full title when signing a proxy as attorney, executor, administrator, trustee, guardian, authorized officer of an entity, or on behalf of a minor.  If shares are registered in the name of more than one shareholder of record, all shareholders of record must sign the proxy card.

What should I do if I have not received a notice of internet availability of proxy materials by mail?

If you are a beneficial owner of shares held in “street name”, you should contact your securities broker, bank or other nominee that holds your shares to request a copy of your notice and verify that they have your correct address in their records.

If you are a holder of record, contact OFG Bancorp Investor Relations 254 Muñoz Rivera Avenue, San Juan, PR 00918; E-mail: Gary Fishman at gfishman@ofgbancorp.com or Steven Anreder at sanreder@ofgbancorp.com; Telephone: (212) 532-3232.

How many votes do I have?

Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon, except with respect to the election of directors in which you may cumulate your votes.

Pursuant to our articles of incorporation and by-laws, you have the right to cumulate your votes at annual meetings in which more than one director is being elected.  Cumulative voting entitles you to a number of votes equal to the number of shares of common stock held by you multiplied by the number of directors to be elected.  As a holder of our shares of common stock, you may cast all or any number of such votes for one nominee or distribute such votes among any two or more nominees as you desire.  Thus, for example, for the election of the eight nominees being considered at this annual meeting, a shareholder owning 1,000 shares of our common stock is entitled to 8,000 votes and may distribute such votes equally among the nominees for election, cast them for the election of only one of such nominees, or otherwise distribute such votes as he or she desires.

If you return an executed proxy but do not expressly indicate that your votes should be cumulated in a particular fashion, the votes represented by your proxy will be distributed equally among the nominees designated by our Board of Directors or in such other fashion as will most likely ensure the election of all the nominees.

How does our Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote “FOR” the election of each nominee to the Board, “FOR” the advisory vote related to the compensation of our executives, and “FOR” the ratification of our independent registered public accounting firm for 2022.

Each proxy also confers discretionary authority on our Board of Directors to vote the proxy with respect to:  (i) the approval of the minutes of the last annual meeting of shareholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting.  Except with respect to procedural matters incident to the conduct of the annual meeting, we are not aware of any business that may properly come before the meeting other than those matters described in this proxy statement.  However, if any other matters should properly come before the annual meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters as recommended by our Board of Directors or, if no recommendation is given, in accordance with the judgment of the proxy holders.

What constitutes a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting us to hold the meeting.  As of the record date, 48,685,583 shares of our common stock were outstanding.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining quorum.  A “broker non-vote” occurs when a securities broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.  Votes cast by proxy will be counted by Broadridge Financial Solutions, Inc., an independent third party.  We urge you to vote by proxy even if you plan to attend the meeting, so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

Can I change my vote after I return my proxy card?

Yes.  After you have submitted your proxy card, you may change your vote at any time before the proxy is exercised.  To do so, just send in a new proxy card with a later date or cast a new vote by telephone or over the Internet, or send a written notice of revocation to the Secretary of our Board of Directors, P.O. Box 195115, San Juan, Puerto Rico 00919-5115, delivered before the proxy is exercised.  If you attend the meeting and want to vote, you may request that your previously submitted proxy not be used.  Attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to approve each item and how are abstentions and broker non-votes treated?

Action with respect to the election of directors will be taken by a majority of the votes cast by shareholders represented by attendance or by proxy at the annual meeting and entitled to vote on the election of directors (which number will take into account the accumulation of votes described above). To be elected, each director nominee must receive more votes cast “FOR” such nominee’s election than votes cast “WITHOLD AUTHORITY” for such nominee’s election.  Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors and, therefore, will not have a legal effect on such election.

For the advisory vote on the compensation of our executives and the ratification of our independent registered public accounting firm for 2022, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote will be required for approval.  Abstentions will have the same effect as a negative vote, and broker non-votes will not be counted in determining the number of shares necessary for approval.

What happens if I do not give specific voting instructions?

Holder of Record. If you are a holder of record and you sign and return a proxy card without giving specific instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owner of Shares Held in Street Name. If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on such matter with respect to your shares (that is, a “broker non-vote”).  Except for the ratification of our independent registered public accounting firm for 2022, we believe that each of the proposals set forth in this proxy statement will be considered non-routine under the rules of the New York Stock Exchange (which apply to brokers), and therefore, there could be broker non-votes on such proposals.

What happens if the annual meeting is adjourned or postponed?

Your proxy will still be valid and may be voted at the adjourned or postponed meeting.  You will still be able to change or revoke your proxy before it is exercised.

What if I have difficulties accessing the annual meeting?

If you encounter any technical difficulties with the meeting website on the day of the meeting, please call the technical support number that will be available on the login page of the meeting website. Technical support will be available beginning at 8:45 a.m. (EST) on the day of the meeting and will remain available throughout the meeting.

Can I ask pertinent questions during the annual meeting?

You may submit questions during the meeting by logging into the meeting website at www.virtualshareholdermeeting.com/OFG2022 using your 16-digit control number and typing your question into the “Ask a Question” file and clicking “Submit”. Only questions pertinent to the business to be conducted at the annual meeting will be answered during the meeting, subject to time limitations.

If any pertinent questions cannot be answered during the meeting due to time constraints, we will post and answer a representative set of these questions online at www.ofgbancorp.com. The questions and answers will be available as soon as reasonably practicable after the meeting and will remain available until one week after posting.

How do I inspect the list of shareholders of record?

A list of shareholders of record as of February 28, 2022 will be available for inspection by shareholders during the annual meeting. You may access the list during the meeting by visiting www.virtualshareholdermeeting.com/OFG2022 and entering your 16-digit control number and clicking “View Shareholder List” on the meeting website.

Proposal 1: Election of Directors

Our Board of Directors consists of one class of nine directors elected annually until the end of their one-year term and until their successors are duly elected and qualified.  Our Board currently has one vacancy.  Our Board has nominated Ms. Annette Franqui for election to a vacancy on our Board of Directors.  Ms. Franqui’s term as director will commence at the regularly scheduled July Board meeting.  In addition, as part of the Board’s succession plan, after over 15 years of service as director, Mr. Pedro Morazzani was not nominated to continue serving on the Board and will retire on the date of the annual meeting.  Our bylaws provide that directors in uncontested elections will be elected by a majority of the votes cast by our shareholders, rather than a plurality of the votes cast.  Our Director Resignation Policy requires that any director that does not receive the majority of votes cast by our shareholders in an uncontested election submit his or her resignation to our Board of Directors promptly after the certification of the voting results.  Thereafter, our Board of Directors will have 90 days to evaluate the resignation, and if the resignation is not accepted, will disclose the reasons therefore to our shareholders.

There are no arrangements or understandings between us and any person pursuant to which such person has been elected as a director.  No director is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).

Set forth below is certain information with respect to each nominee.

Julian S. Inclán Dorado, PR Director since 2008 Independent Age: 74

Mr. Inclán is the CEO and Chairman of the Board of American Paper Corporation, a distributor of fine papers, office supplies and graphic art supplies, and whose subsidiary, Design Hub, is the agent for a major office contract furniture manufacturer and the importer and designer of customer home furniture units. He previously also served as President of American Paper Corporation from September 1994 to January 2013.  He is also the Managing Partner, President and Administrator of various real estate development and investment companies.  Mr. Inclán also serves as Chairperson of the Board of Directors of Oriental Bank.  He holds an M.B.A. from Columbia University.

Our Corporate Governance and Nominating Committee recommended Mr. Inclán as a nominee, and our Board of Directors concluded that he should continue to serve as a director of the Company based on his extensive experience as a director of the Company and in managing his distribution and real estate businesses, which assist the Company in evaluating and overseeing diverse business opportunities.  Our Board of Directors also determined as required by our bylaws that due to the importance of Mr. Inclán’s independent leadership role, at this time, he should continue to serve after having attained the age of 71.

Board and Committees	Meeting	Attendance
Board (Chair)	5 of 5	100%
Audit	9 of 9	100%
Compensation	3 of 3	100%
Corporate Governance and Nominating	4 of 4	100%
Risk and Compliance	4 of 4	100%

Stock Ownership Policy Compliance as of December 31, 2021:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
118,510	$3,147,631	22.98	4

*****

José R. Fernández San Juan, PR Director since 2005 Non-Independent Age: 58

Mr. Fernández is the President, CEO and a Vice Chairperson of the Board of Directors of the Company and Oriental Bank.  He is also the Chairperson of the Boards of Directors of all of our other subsidiaries, and the President of Oriental Insurance LLC and Oriental International Bank, Inc.  During his 18-year tenure as CEO, Mr. Fernández has successfully led the transformation of the Company into one of Puerto Rico’s leading banking and financial services companies.  In addition, during that time, Mr. Fernández spearheaded three major acquisitions, Eurobank, BBVA Puerto Rico and Scotiabank de Puerto Rico.  Since the acquisition of Scotiabank, Mr. Fernández has led the Company’s digital strategy which has resulted in the introduction of innovative customer-facing digital technology, providing unparalleled levels of convenience and value-added service.  These improvements have yielded record years of loan production, earnings and stockholder returns.

Mr. Fernández is an NACD Board Leadership Fellow.  He is also a member of the Business Advisory Council of the University of Notre Dame’s Mendoza Business School, the Advisory Board of the Puerto Rico Conservation Trust, and the Board of Trustees of the Hispanic Society Museum and Library.  From 2011 to 2016, he was appointed to the Community Depository Institutions Advisory Council established by the Federal Reserve Bank of New York. Mr. Fernández holds a bachelor’s degree from the University of Notre Dame and an M.B.A. from the Ross School of Business at the University of Michigan.

Our Corporate Governance and Nominating Committee recommended Mr. Fernández as a nominee, and our Board of Directors concluded that he should continue to serve as a director of the Company based on his extensive knowledge of our business, his 30 years of experience in the financial services industry, and his instrumental role in our continued success. As our CEO and Vice Chairperson, Mr. Fernández has consistently demonstrated an ability to exercise sound business judgment and prudent management skills.  Furthermore, his active involvement in community and civic affairs represents an ethical character that we seek in our leaders and company culture.

Board and Committees	Meeting	Attendance
Board (Vice Chair)	5 of 5	100%

Stock Ownership Policy Compliance as of December 31, 2021:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
644,226	$17,110,636	18.30	5

*****

Annette Franqui Miami, FL Independent Age: 59

Annette Franqui is a Founding Partner, President and Chief Investment Officer of Forrestal Capital, a business and investment advisory firm formed in 2003 to service the original Latin American founding families of Panamerican Beverages (Panamco). Forrestal Capital invests primarily in direct private equity and venture capital transactions in diverse industries. Ms. Franqui is also a member of the Board of Directors of Arcos Dorados Holdings Inc. (NYSE:ARCO) and a member of its Compensation and Nomination Committee. Previously, she served as the Chief Financial Officer for Panamco and as a Managing Director at J.P. Morgan. Ms. Franqui is currently serving a term as Chairperson of the Board of Directors of AARP and had previously served as a Director and member of its Audit and Finance Committee since 2014.

Our Corporate Governance and Nominating Committees recommended Ms. Franqui as a nominee, and our Board of Directors concluded that she should serve as a director of the Company based on her abundant and diverse experience serving on boards of directors, which makes her highly qualified to serve on our Board.

Jorge Colón-Gerena San Juan, PR Director since 2014 Independent Age: 55

Mr. Colón-Gerena is the President, CEO and principal shareholder of various restaurant franchise operations that have the exclusive rights in Puerto Rico to the Wendy’s, Applebee’s, Sizzler, Longhorn, Olive Garden and Red Lobster franchises.  He also serves on the Boards of Directors of our primary bank subsidiary, Oriental Bank, and the Center for a New Economy, an economic policy think-tank.  Mr. Colón-Gerena holds a bachelor’s degree in Arts & Sciences from the Interamerican University, San Juan, Puerto Rico, and has completed executive management courses at Northwestern University and Harvard Business School.

Our Corporate Governance and Nominating Committee recommended Mr. Colón-Gerena as a nominee, and our Board of Directors concluded that he should continue to serve as a director of the Company based on his extensive experience in retail food service franchises, which complements the diversity of experience of our Board.

Board and Committees	Meeting	Attendance
Board	5 of 5	100%
Compensation (Chair)	3 of 3	100%
Audit	9 of 9	100%

Stock Ownership Policy Compliance as of December 31, 2021:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
61,105	$1,622,949	22.94	4

*****

Néstor de Jesús Guaynabo, PR Director since 2016 Independent Age: 70

Mr. de Jesús was an investment banker for 30 years and served as the Director of the Puerto Rico Office of Barclays Capital.  He has also served on the Board of Directors and as Chair of the Audit Committee of the Government Development Bank for Puerto Rico.  He is currently a member of the Boards of Directors of our principal bank subsidiary, Oriental Bank, Rovira Biscuit Corporation, Rovira Foods Inc., and Academia Maria Reina Inc.  Mr. de Jesús holds a bachelor’s degree in Economics from the Wharton School of the University of Pennsylvania and an M.B.A. from the Ross School of Business at the University of Michigan.

Our Corporate Governance and Nominating Committee recommended Mr. de Jesús as a nominee, and our Board of Directors concluded that he should continue to be a director of the Company based on his prior investment banking experience, his experience as a director of a major Puerto Rico public instrumentality, and his extensive financial expertise, which make him highly qualified to fulfill his responsibilities as a director of the Company.

Board and Committees	Meeting	Attendance
Board	5 of 5	100%
Risk and Compliance (Chair)	4 of 4	100%
Corporate Governance and Nominating (Vice Chair)	4 of 4	100%

Stock Ownership Policy Compliance as of December 31, 2021:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
25,190	$669,046	8.47	4

*****

Susan Harnett Denver, CO Director since 2019 Independent Age: 65

Ms. Harnett is a member of the Business Risk and Compliance Committee, Chair of the Nomination and Governance Committee and served on the Audit Committee until April 2021. She has been a senior advisor to digital startups and mentor at New York’s FinTech Innovation Lab since 2015.  She a founding limited partner in How Women Invest.  Her board certifications include becoming a Certified Corporate Director by National Association of Corporate Directors (NACD) and a Certified Risk Director from the DCRO Institute.  Ms. Harnett currently serves on the Board of Directors of Life Storage, Inc. (NYSE: LSI), and its Audit and Risk Management and Compensation and Human Capital Committees.

Her professional credentials include she was COO of North America for QBE Insurance Group Limited.  The majority of her career was spent at Citigroup in domestic, international and global roles.  The last three positions during her tenure with Citi included President of Local Consumer Lending (2011-2012), Head of Global Business Performance (2008-2011), CEO of Citibank Germany (2004-2007).

She served as an independent director and Audit Committee member of First Niagara Financial Group, a $40 billion in assets publicly traded bank, from 2015 until its acquisition by KeyCorp in 2016.   She served on the Boards of QBE Insurance, CitiFinancial, and Visa Canada. She was Chair of Citi’s Management Board in Germany and of the Global Perspectives Advisory Group of Marquette University’s College of Business.

Our Corporate Governance and Nominating Committees recommended Ms. Harnett as a nominee, and our Board of Directors concluded that she should continue to serve as a director of the Company based on her significant experience leading domestic and international financial service organizations through periods of major transformation often involving the reengineering of operations, technology, data, products, services, and marketing, as well as M&A and integration, which make her highly qualified to serve on our Board.

Board and Committees	Meeting	Attendance
Board	5 of 5	100%
Corporate Governance and Nominating (Chair)	4 of 4	100%
Risk and Compliance (Vice Chair)	4 of 4	100%

Stock Ownership Policy Compliance as of December 31, 2021:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
3,300	87,648	1.31	2.66

*****

Edwin Pérez San Juan, PR Director since October 2018 Independent Age: 68

Mr. Pérez is the owner and President of Puerto Rico Supplies Group, Inc., one of the largest consumer goods distributors in Puerto Rico, distributing leading brands of dairy foods, household goods, groceries, snacks, candy, health and beauty, prestige fragrances and tobacco products, among over 5,000 products.  He also serves on the Board of CODERI, a school for children with disabilities.  Prior to joining Puerto Rico Supplies, Mr. Pérez served as President of Supermercados Pueblo after having served as President and Partner of Supermercados Amigo.  From 1988 to 1992, he was the President of Con Agra in Puerto Rico after having served in various leadership positions with its subsidiaries, Molinos de Puerto Rico and To Ricos.  From 1981 to 1988, Mr. Pérez occupied various roles with increasing responsibilities until serving as Sales Director of R.J. Reynolds Tabacco Company.  He previously served on the Board of Directors of Scotiabank de Puerto Rico from 2014 to 2015 and as Chairman of the Food Bank and CODERI.  Mr. Pérez holds a bachelor’s degree in business from the University of Puerto Rico and a master’s degree in labor relations from Michigan State University.

Our Corporate Governance and Nominating Committees recommended Mr. Pérez as a nominee, and our Board of Directors concluded that he should continue to serve as a director of the Company based on his extraordinary accomplishments as an entrepreneur, which make him highly qualified to fulfill his responsibilities as a director of the Company.

Board and Committees	Meeting	Attendance
Board	5 of 5	100%
Compensation (Vice Chair)	3 of 3	100%

Stock Ownership Policy Compliance as of December 31, 2021:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
77,590	2,060,790	34.35	2.66

Rafael Vélez Dorado, PR Director since October 2021 Independent Age: 50

Rafael Vélez is the Founder and President of Atabey Capital (2016), a private equity advisement firm, and Campo Alegre (2016), a 500-acre pineapple farm in Puerto Rico. Previously from 2007 until 2019, he was the Founder and President of Putney Capital Management with offices in Santo Domingo, Dominican Republic and Puerto Rico, a non-discretionary advisor to an investment fund with investments in the energy, agroindustry and construction material sectors in the Caribbean and North of Latin American region. From 2004 to 2012, he was the founding partner of Barreto & Vélez, a CPA firm specialized in advising clients manage inherent risks through sound corporate governance practices. Mr. Vélez also serves as Board member of the Boys & Girls Club of Puerto Rico as well as YPO Puerto Rico and is a member of the Georgetown Latin American Policy Association.

Our Corporate Governance and Nominating Committees recommended Mr. Vélez as a nominee, and our Board of Directors concluded that he should continue to serve as a director of the Company based on his vast accounting and investment experience, which makes him highly qualified to fulfill his responsibilities as a director of the Company.

Board and Committees	Meeting	Attendance
Board	2 of 2	100%
Audit	1 of 1	100%

Stock Ownership Policy Compliance as of December 31, 2021:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
—	$-	—	—

*****

If any person named as a nominee is unable or unwilling to stand for election at the time of the annual meeting, the proxy holders will nominate and vote for a replacement nominee or nominees recommended by our Board of Directors.  At this time, the Board knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.

Our Board of Directors recommends that you vote “FOR ALL” in this proposal.

Information with Respect to Certain Executive Officers Who Are Not Directors

The following information is provided with respect to the executive officers who do not serve on our Board of Directors.  There are no arrangements or understandings pursuant to which any of the following executive officers was selected as an officer of the Company.  No executive officer is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).

Ganesh Kumar Chief Operating Officer San Juan, PR Age: 57

Mr. Kumar serves as our Chief Operating Officer.  He leads a consolidated retail business under one customer centric structure and is responsible for the Company’s strategic business development and expansion.  He also recently led the acquisition and integration of Scotiabank’s Puerto Rico and USVI businesses.  He is also responsible for developing and implementing the Company’s retail digital transformation strategy.  He is also a member of the Board of Directors of Oriental Bank since 2019.  Before 2017, Mr. Kumar served as Executive Vice President and Chief Financial Officer responsible for corporate finance, strategic planning, accounting and financial reporting, and business analytics.  Previously, he served as our Chief Operating Officer and Chief Risk Officer.  Before joining the Company in 2004, he was a director of consulting at Gartner Inc. (NYSE: IT), an industry leading research and advisory firm where he assisted a wide array of financial service companies develop technology-enabled strategies and operational plans to meet desired results.  Prior to Gartner, he was a manager at McKesson Corporation (NYSE: MCK) from 1997 to 1999; a planning and technology architect at Intercontinental Hotels Group (NYSE: IHG) from 1995 to 1997; and a consultant to financial services clients worldwide from 1986 to 1995.  Mr. Kumar holds a doctorate in management from Case Western Reserve University, Cleveland, OH, where he is currently a member of the Alumni Advisory Council.

Stock Ownership Policy Compliance as of December 31, 2021:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
307,167	$8,158,359	11.65	3

*****

Maritza Arizmendi, CPA, Esq. Chief Financial Officer San Juan, PR Age: 53

Since 2017, Ms. Arizmendi has served as our Chief Financial Officer.  She previously served as our Senior Vice President of Corporate Finance and Chief Accounting Officer.  Previously at BBVAPR, she served in turn as Chief Financial Officer and Treasurer, Senior Vice President of Financial Planning, and Vice President of Risk Management.  Prior to its acquisition by BBVAPR, Ms. Arizmendi was a Vice President of Loan Review at Poncebank. Her career began at PricewaterhouseCoopers LLP, where she attained the position of Senior Auditor. Ms. Arizmendi received her bachelor’s degree in accounting and her J.D. from the University of Puerto Rico. She is a Certified Public Accountant and is admitted to practice law in Puerto Rico.

Stock Ownership Policy Compliance as of December 31, 2021:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
69,465	$1,844,990	4.92	3

*****

José E. Cabrera Lázaro, CPA Chief Risk and Compliance Officer San Juan, PR Age: 51

Mr. Cabrera serves as our Chief Risk and Compliance Officer responsible for risk management, regulatory and BSA/AML compliance, and security since March 2020.  Mr. Cabrera joined the Company in 2020 as part of the acquisition of Scotiabank de Puerto Rico.  He previously served as the Chief Financial and Administrative Officer for Scotiabank de Puerto Rico.  Mr. Cabrera is a member of the Puerto Rico State Society of Certified Public Accountants. He received his bachelor’s degree in business administration from the University of Puerto Rico and an M.B.A. in finance from The University of Wisconsin – Madison.

Stock Ownership Policy Compliance as of December 31, 2021:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
10,544	$280,049	1.45	0.50

*****

César A. Ortiz, CPA, Esq. Director, Corporate Performance San Juan, PR Age: 47

Mr. Ortiz serves as our Director of Corporate Performance Office since July 2020.  He is responsible for formalizing medium- and long-term operating leverage targets and ensuring the organization achieves them.  He most recently served as the director of Commercial Credit and Operations overseeing commercial credit underwriting, administration and workouts since March 2018. Previously, he has served as our Chief Risk Officer, Chief Accounting Officer and Controller.  Prior to joining the Company, he worked at Doral Financial Corporation as Chief Accounting Officer and Controller. He started his career in the financial services industry at PricewaterhouseCoopers, LLP where he attained the position of Senior Manager. Mr. Ortiz received his bachelor’s degree in business administration from the University of Puerto Rico, his M.B.A. from the MIT Sloan School of Management, and his J.D. from the Interamerican University.

Stock Ownership Policy Compliance as of December 31, 2021:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
38,518	$1,023,036	3.97	2

*****

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as to our shares of common stock beneficially owned by persons, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), known to us to be beneficial owners of more than 5% of the outstanding shares.  The information is based exclusively upon filings made by such persons or entities pursuant to the Exchange Act.

Name and Address of Beneficial Owner	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Aggregate Amount of Shares Beneficially Owned	Percent of Class[1]
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,125,050	0	7,214,598	0	7,214,598	14.5%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	0	50,870	5,763,078	86,709	5,849,787	11.74%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	3,732,107	0	3,800,653	0	3,800,653	7.60%
Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	2,311,846	725,982	3,037,828	0	3,037,828	6.09%
FMR 245 Summer Street Boston, MA 02210	556,925	0	2,900,802	0	2,900,802	5.82%

1.

Beneficial owners of greater than 10% reported such holdings on Schedule 13G filed under Rule 13d-1(b), which is available only to shareholders that acquired such securities in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer, nor in connection with or as a participant in any transaction having such purpose or effect.

The following table sets forth information as to the number of our shares of common stock beneficially owned as of December 31, 2021, by (i) our directors and director nominees; (ii) our named executive officers for 2021 (collectively, the “Named Executive Officers” or “NEOs”); and (iii) our directors, director nominees, and executive officers, including the NEOs, as a group.  The information is based upon filings made by such individuals pursuant to the Exchange Act, and information furnished by each of them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (#)		Percent of Common Stock[1]
Directors
Julian S. Inclán	151,516	[2]	—
José Rafael Fernández	597,228	[3]	1.16%
Jorge Colón-Gerena	127,685	[4]	—
Néstor de Jesús	20,900	[4]	—
Annette Franqui	—		—
Susan Harnett	—		—
Pedro Morazzani	31,720	[4]	—
Edwin Pérez	70,000		—
Rafael Vélez	—		—
Named Executive Officers
José R. Fernández	597,228	[3]	1.16%
Ganesh Kumar	276,773	[5]	—
Maritza Arizmendi	56,193	[6]	—
José Cabrera	3,376	[7]	—
César Ortiz	32,660	[8]	—
Directors and Executive Officers as a Group[9]	1,368,051		2.66%

1.

Unless otherwise indicated, each of the persons named in the table beneficially holds less than 1% of the outstanding shares of common stock.  This percentage is calculated on the basis of the 51,387,071 shares of common stock outstanding as of December 31, 2021.

2.	This amount includes 28,107 shares as to which he has shared investment and voting power and 2,000 restricted units whose restricted period will lapse within 60 days.
3.

This amount includes 135,200 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days, 22,680 restricted units whose restricted period will lapse within 60 days, 7,155 shares that he owns through our 401(k)/1081.01(d) Plan, 45,152 shares that he owns through his deferred compensation trust account, and 7,000 shares owned by his wife.

4.	These amounts include the following restricted units whose restricted period will lapse within 60 days: Mr. Colón Gerena – 1,000, Mr. de Jesús – 1,000, and Mr. Morazzani – 1,300.
5.

This amount includes 101,000 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days, 12,298 restricted units whose restricted period will lapse within 60 days, 18,935 shares that he owns through our 401(k)/1081.01(d) Plan, and 10,000 shares that he owns through his deferred compensation trust account.

6.

This amount includes 12,000 shares that she may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 5,562 restricted units whose restricted period will lapse within 60 days.

7.	This amount includes 1,166 restricted units whose restricted period will lapse within 60 days.
8.

This amount includes 6,000 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days, 2,243 restricted units whose restricted period will lapse within 60 days and 17,680 shares that he owns through our 401(k)/1081.01(d) Plan.

9.	The group consists of 13 persons including all directors, Named Executive Officers, and executive officers who are not directors.

For purposes of the foregoing table, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which shares are deemed to be beneficially owned by a person if he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote or direct the voting of the shares, and/or the power to dispose or direct the disposition of the shares, whether or not he or she has any economic interest therein.  Unless otherwise indicated in the foregoing table, the named beneficial owner has sole voting and investment power with respect to the shares, subject, in the case of those directors and officers who are married, to the marital community property laws of Puerto Rico.  Under Rule 13d-3, a person is deemed to have beneficial ownership of any shares of common stock which he or she has a right to acquire within 60 days, including, without limitation, pursuant to the exercise of any option, warrant or right.  Shares of common stock which are subject to such options or other rights of acquisition are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person.

Board Independence, Leadership Structure and Risk Oversight

Except for José Rafael Fernández, who is our President and CEO, all of our directors are “independent” pursuant to the corporate governance listing standards adopted by the New York Stock Exchange (“NYSE”) for listed companies.

Our Board of Directors has adopted standards and definitions to assist it in the evaluation of the independence of its members.  The standards and definitions adopted by the Board describe various types of relationships that could potentially exist between a director and the Company and sets thresholds at which such relationships would be deemed to be material.  If no relationship or transaction exists that would disqualify a director from being independent under such standards and definitions, and no other relationships or transactions exist of a type not specifically mentioned therein that in the Board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such director to be independent. Such standards and definitions are available on our website at www.ofgbancorp.com.

Our Board of Directors has nine positions and only one who is a non-independent member, the CEO.  At present, the roles of Chairperson and CEO are split.  The position of Chairperson is held by Mr. Inclán, an independent director since 2008, and the position of CEO is held by Mr. Fernández, a director and CEO since 2004.

Pursuant to our bylaws, and as part of its review of corporate governance and succession planning, our Board of Directors, led by the Corporate Governance and Nominating Committee, conducts an annual self-evaluation and determines the most effective board leadership structure for the Company.  Our Board of Directors also recognizes that different structures may be appropriate for the Company at different times.  In this regard, the Board chooses whether to keep the roles of CEO and Chairperson separate or whether to have one person serve in both capacities.  At this time, the Board has decided that the most appropriate structure for the Company is to have a corporate leadership structure that splits the roles of the Chairperson of the Board and the CEO.  The position of Board Chairperson is held by Mr. Inclán, an independent director, whereas the position of CEO is held by Mr. Fernández, who also serves as Vice Chairperson of the Board.

To align the interests of our directors and top executives with our shareholders, the Board adopted the Officers and Directors Stock Ownership Policy.  Pursuant to such policy, our directors are required to hold common stock of the Company with a total value that is not less than four times their annual cash compensation within a period of 3 years of their first equity award.

Our Board of Directors, its Audit Committee, Compensation Committee, Risk and Compliance Committee, Corporate Governance and Nominating Committee, the Bank’s Credit Committee and Trust Committee, and management’s Asset and Liability Management Team (the “ALT”), Credit Risk Team, Risk and Compliance Team, Consumer Compliance Team and various credit committees are actively involved in overseeing the management of the risks involved in our business and operations.  However, the Board ultimately determines the level of risk that is acceptable for the Company within general guidelines and regulatory requirements. The Board considers that effective risk management is a fundamental part of good management practice and is committed to maintaining sound risk management systems.  To this end, the Board is responsible for adopting several risk policies and reviewing the effectiveness of our risk management program.  In order to appropriately discharge their risk oversight functions, the Board and its committees have access to senior management and the right to consult with and retain independent legal and other advisors at our expense pursuant to our Corporate Governance Principles and Guidelines.  In addition, Board members are required to complete periodic training courses relating to banking regulations and cybersecurity, which includes 5 course hours of topics related to financial institutions and their governance. The Board, the Audit Committee and the Risk and Compliance Committee also regularly meet with and receive written reports from senior management, including our Chief Risk and Compliance Officer and Internal Audit Department, who evaluate significant risk exposures and contribute to our risk management and internal control system.  The Compensation Committee assists the Board in ensuring that our compensation program encourages decision-making that is in the best long-term interest of the Company and its shareholders and does not encourage excessive or inappropriate risk-taking. Moreover, the ALT has responsibility for overseeing the management of our assets and liabilities to balance our risk exposures.  Its principal objective is to enhance profitability while maintaining appropriate levels of liquidity and interest rate risks.  The Credit Committee of the Bank’s Board and management’s Credit Risk Committee and various credit committees have responsibility for setting and implementing strategies to achieve our credit risk goals and objectives in accordance with the credit policy approved by our Board of Directors.  The management Risk and Compliance Team has responsibility for overseeing the implementation of our risk management program.  In sum, all such committees assist and report to the Board in connection with the monitoring and oversight of certain risks and/or the implementation of the policies and objectives adopted by the Board.

Board Meetings

Our Board of Directors held 5 meetings in 2021.  No incumbent director attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings of Board committees in which he served in that year.  Board members are required to attend our annual meeting of shareholders.  All Board members then in office attended last year’s annual meeting of shareholders.

Executive Meetings of Non-Management Directors

Our Board of Directors holds regular meetings of “non-management directors” (that is, directors who are not executive officers of the Company) to promote open discussions and better communication among such directors.  Julian S. Inclán, the Chairperson of the Board, has been chosen to preside at such meetings.

Board Committees

Our Board of Directors has a standing Audit Committee, Risk and Compliance Committee, Compensation Committee and Corporate Governance and Nominating Committee.

The Audit Committee assists our Board of Directors in its oversight of our financial reporting process and meets without management’s presence.  It fulfills its oversight responsibilities by reviewing:  (a) the integrity of the financial reports and other financial information provided by us to any governmental or regulatory body or to the public; and (b) our auditing, accounting, and financial reporting processes generally.  The members of this committee are Pedro Morazzani, Chairperson, Julian S. Inclán, Vice Chairperson, Jorge Colón-Gerena and Rafael Vélez.  Mr. Vélez was appointed to the Audit Committee on October 28, 2021.  Our Board of Directors has determined that each member of this committee is financially literate or has accounting or related financial management expertise, and that Pedro Morazzani is an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of U.S. Securities and Exchange Commission (“SEC”) Regulation S-K.  It met 9 times in 2021.

The Audit Committee operates pursuant to a written charter that has been approved by our Board of Directors, a current copy of which is available on our website at www.ofgbancorp.com.  All of its members are independent directors as required by the NYSE and the SEC.

The Risk and Compliance Committee assists our Board of Directors in its oversight of our internal controls, enterprise risk management, and legal and regulatory compliance.  It fulfills its oversight responsibilities by reviewing our systems of internal controls regarding finance, accounting, legal and regulatory compliance, and ethics that management and our Board of Directors have established.  The members of this committee are Néstor de Jesús, Chairperson, Susan Harnett, Vice Chairperson and Julian S. Inclán.  It met 4 times in 2021.

The Risk and Compliance Committee operates pursuant to a written charter that has been approved by our Board of Directors, a current copy of which is available on our website at www.ofgbancorp.com.  All of its members are independent directors.

The Compensation Committee discharges the responsibilities of our Board of Directors relating to compensation of our directors and executive officers.  Its general responsibilities are:  (a) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO; (b) evaluating the CEO’s performance in light of those goals and objectives; (c) making recommendations to our Board of Directors with respect to CEO compensation, and approving director compensation; (d) producing a committee report on executive compensation; (e) succession planning; and (f) conducting an annual performance evaluation of itself.  This committee also administers our equity-based compensation plan and is given absolute discretion to, among other things, construe and interpret the plan; to prescribe, amend and rescind rules and regulations relating to the plan; to select the persons to whom plan awards will be given; to determine the number of shares subject to each plan award; and to determine the terms and conditions to which each plan award is subject.  The members of this committee are Jorge Colón-Gerena, Chairperson, Edwin Pérez, Vice Chairperson, and Julian S. Inclán.  It met 3 times in 2021.

The Compensation Committee operates pursuant to a written charter that has been approved by our Board of Directors, a current copy of which is available on our website at www.ofgbancorp.com.  All of its members are independent directors as required by the NYSE.

The Corporate Governance and Nominating Committee assists our Board of Directors by:  (a) identifying individuals qualified to become directors consistent with criteria approved by the Board; (b) selecting or recommending that the Board select the director nominees for the next annual meeting of shareholders; (c) developing and recommending to the Board a set of corporate governance principles applicable to us that are consistent with sound corporate governance practices and in compliance with applicable legal, regulatory, or other requirements; (d) monitoring and reviewing any other corporate governance matters which the Board may refer to this committee; and (e) performing an annual evaluation of the Board, Board committees and each of the directors individually. The members of this committee are Susan Harnett, Chairperson, Néstor de Jesús, Vice Chairperson, and Julian S. Inclán. It met 4 times in 2021.

The Corporate Governance and Nominating Committee operates pursuant to a written charter that has been approved by our Board of Directors, a current copy of which is available on our website at www.ofgbancorp.com.  All of its members are independent directors as required by the NYSE.

Pursuant to our by-laws, no nominations for directors, except those made by our Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee, will be voted upon at the annual meeting unless other nominations by shareholders are made in writing, together with certain information about the nominating shareholder and the nominee, including the nominee’s qualifications for service and his or her written consent to serve on our Board of Directors if elected, and delivered to the Secretary of the Board at least 120 days prior to the anniversary date of the mailing of proxy materials in connection with last year’s annual meeting.  Ballots bearing the names of all of the persons nominated by our Board of Directors and by shareholders, if properly made, will be provided for use at the annual meeting.  The Corporate Governance and Nominating Committee has not established any specific, minimum qualifications that it believes must be met by a nominee recommended by such committee for a position on our Board of Directors.  The Committee instead considers general factors, including, without limitation, the candidate’s experience with other businesses and organizations, the interplay of such experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

Board Diversity

The Corporate Governance and Nominating Committee generally identifies qualified candidates based on recommendations made by existing directors, management, or independent consultants.  There are no differences in the manner in which the committee evaluates nominees for director based on whether the nominee is recommended by a shareholder.  The committee will consider potential nominees by management, shareholders or other members of the Board, and develop and evaluate information from a variety of sources regarding the potential nominee before making a decision.

Pursuant to its charter, the Corporate Governance and Nominating Committee considers diversity, among other factors such as competencies, experience, age and other appropriate qualities, to determine which candidates it recommends to our Board of Directors for approval as nominees.  The committee focuses mainly on achieving a balance of experience on the Board that represents a cross-section of the local community, including directors with experience in the public and private sectors, experience in the medical, legal and accounting professions, and experience in a variety of industries relevant to our business needs.

The following matrix provides the race, ethnicity and gender of the nominees to our Board.  Our Corporate Governance and Nominating Committee is in the process of identifying candidates for a vacancy and nominated for election at the 2022 annual meeting a second highly qualified woman to meet its commitment to maintain a minimum of two women directors to serve on our Board.  Our Corporate Governance and Nominating Committee is in the process of identifying candidates for a vacancy and nominated for election at the 2022 annual meeting a second highly qualified woman to meet its commitment to maintain a minimum of two women directors to serve on our Board.

	Julian Inclán	José R. Fernández	Jorge Colón-Gerena	Néstor de Jesús	Annette Franqui	Susan Harnett	Edwin Pérez	Rafael Vélez
Demographics
Race/Ethnicity
White / Caucasian						●
Hispanic / Latino	●	●	●	●	●		●	●
Gender
Male	●	●	●	●			●	●
Female					●	●
Board Tenure
Years	14	17	8	6	N/A	3	4	Less than 1

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PROGRAM

Our Company’s Environmental, Social and Governance (“ESG”) Program was established in 2020 with the adoption by the Board of Directors of our ESG Policy.  Our ESG Policy establishes as the Company’s policy to continuously strive to be socially and environmentally sustainable and to have effective governance practices that protect our key stakeholders – our clients, employees, shareholders and the communities we serve.  It establishes the Company’s human rights and environmental impact policy.  Our human rights policy requires the Company to respect the human rights of all individuals and to not do business with any company that engages in human rights violations.  Our environmental impact policy recognizes the impact of greenhouse gases on global warming.  As such, our policy is to strive to become carbon neutral, decrease consumption of natural resources, promote the use of recyclable and biodegradable materials, and avoid any developments that have an adverse effect on high biodiversity environments.  In addition, we will evaluate our credit underwriting practices to consider what environmental practices we may incentivize as may be appropriate given our size, complexity and market and consistent with our business strategy.

Pursuant to the ESG Policy, our General Counsel will establish and implement an ESG Program under the supervision of the CEO for monitoring and reporting our Company’s performance along established ESG metrics.  Our ESG Program is overseen by our Board of Directors. In addition, the ESG Program will establish long term ESG goals that complement and support our business strategy.  Our ESG Policy requires that we prepare and publish an annual ESG report to our stakeholders.  Initially, the Company has adopted the commercial banking, mortgage finance and consumer finance standards of the Sustainability Accounting Standards Board as our framework for disclosing our ESG performance to our various stakeholders.

In 2021, we further enhanced our ESG Program by developing our ability to measure the Company’s energy consumption from its business operations and anticipate being able to determine this consumption on an enterprise-wide basis for 2022.  We also provided approximately $160 million in financing to borrowers in the renewable energy field largely to finance both commercial and retail renewable energy projects.  In addition, we provided an additional $18 million in financing for recycling facilities in Puerto Rico.

More information related to our ESG Program and our Company’s published ESG reports are available in the ESG page on our website at www.ofgbancorp.com.

Corporate Governance Principles and Guidelines

We have adopted a set of Corporate Governance Principles and Guidelines to promote the functioning of our Board of Directors and its committees, to protect and enhance shareholder value, and to set forth a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions.  We have also adopted a Code of Business Conduct and Ethics that reaffirms our basic policies of business conduct and ethics for our directors, officers, employees and agents.  It consists of basic and general standards of business as well as personal conduct.  The Corporate Governance Principles and Guidelines and the Code of Business Conduct and Ethics are available on our website at www.ofgbancorp.com.

Any shareholder who desires to contact our Board of Directors or any of its members may do so by writing to:  Chairperson of the Board, OFG Bancorp, P.O. Box 195145, San Juan, Puerto Rico 00919-5145.  Alternatively, any interested party, including, without limitation, shareholders and employees, may communicate directly with the independent members of the Board or report possible legal or ethical violations, including, without limitation, concerns regarding questionable accounting or auditing matters.  Any such interested party may direct his or her written communication or report, anonymously, to the Chairperson of the Audit Committee.  The mailing, postage prepaid, should be marked “confidential” and addressed as follows:

Chairperson of Audit Committee	or	Chairperson of Audit Committee
OFG Bancorp		OFG Bancorp
P.O. Box 195145		Oriental Center
San Juan, Puerto Rico 00919-5145		254 Muñoz Rivera Avenue, 15th Floor
San Juan, Puerto Rico 00918

Proposal 2: Advisory Vote on Executive Compensation

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are required to have a separate non-binding shareholder vote to approve the compensation of our Named Executive Officers at least once every three years.  This is commonly known as a “say-on-pay” vote.  At the annual meeting of shareholders held in 2017, a majority of our shareholders voted in favor of holding the say-on-pay vote every year.  As previously disclosed, the Company has decided to hold such vote every year until the next shareholder advisory vote on the frequency of future advisory votes on executive compensation.

We have in place a comprehensive executive compensation program under the oversight of the Compensation Committee of our Board of Directors.  Our program is described under the heading “Compensation Discussion and Analysis” and in the tabular and narrative disclosures related to Named Executive Officers in this proxy statement.  The Compensation Committee continually monitors the program as well as general economic, regulatory and legislative developments affecting executive compensation.

Our executive compensation program is intended to reward achievements of Company performance objectives aligned with our strategic plan and the creation of shareholder value.  We seek to attract and retain the most talented and effective executive team for the Company by providing an appropriate mix of fixed versus variable compensation while emphasizing pay-for-performance in accordance with our short and long-term goals.  We will continue to pursue compensation arrangements that are intended to align the financial interests of our executives with the long-term interests of our shareholders.

This proposal gives you the opportunity to vote for or against, or abstain from voting on, the following resolution related to the compensation of our Named Executive Officers:

RESOLVED, that the compensation paid to the Company’s named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Since your vote is advisory, it is not binding on the Company or our Board of Directors, and will not be construed as overruling any of our executive compensation decisions.  However, our Board of Directors and its Compensation Committee may take into account the voting results when considering future compensation arrangements.

Our Board of Directors recommends that you vote “FOR” this proposal.

Compensation Discussion and Analysis

Overview

Our executive compensation program aims to promote our long-term success, to attract and retain qualified and talented leaders and motivate them to accomplish our financial goals.  To this end, our executive compensation program considers our corporate results in light of our competitive position and goals, and also each executive’s individual performance, commitment and achievements.

This Compensation Discussion and Analysis explains our executive compensation program for our Named Executive Officers (“NEOs”) listed below.  It also describes how compensation decisions are made and the reasons for specific decisions made in 2021.

Name	Title
José R. Fernández	President, CEO and Vice Chairperson of the Board
Ganesh Kumar	Chief Operating Officer
Maritza Arizmendi	Chief Financial Officer
José Cabrera	Chief Risk and Compliance Officer
César Ortiz	Director of Corporate Performance

Executive Summary

2021 Business and Financial Highlights.  In 2021, we continued to execute on our strategy of distinguishing Oriental Bank as a leader in quality of service among Puerto Rico banks.  Below are some highlights of the Company’s financial and operational performance for 2021:

•	Increased diluted EPS to $2.81 from $1.32 in 2020.
•	Increased total core revenues to $536.6 million from $519.3 million in 2020.
•	Increased new loan production to $2.39 billion from $1.72 billion in 2020.
•	Increased tangible book value to $19.08 per common share, an increase of $2.11 from 2020.
•	Increased quarterly common stock dividend to $0.12 per share.
•	Completed the $92.0 million redemption of our outstanding preferred stock and our $50.0 million common stock repurchase plan.
•	Launched a digital origination platform for mortgage lending, a first for the Puerto Rico market.
•	Deployed our commercial banking data-driven business model, also a first for the Puerto Rico market.

2021 Compensation Highlights.  The Compensation Committee took several actions in light of the Company’s recent performance.

•	On July 28, 2021, the Company entered into a new Employment Agreement with our CEO engaging his services for an additional three years.

•

The Compensation Committee implemented the base salary increase approved for our CEO in 2020 after our CEO elected to forego such increase in light of the uncertainties surrounding the Covid-19 pandemic.

•

The base salary and target bonus percentage of our Chief Risk and Compliance Officer was increased to align his compensation better with his peers.  He also received a retention bonus of $46,400 as had been agreed during the Scotiabank integration.

Summary of Executive Compensation Practices.  Our executive compensation program includes the following practices and policies, which we believe promote sound compensation governance and are in the best interests of our shareholders and NEOs.

WHAT WE DO		WHAT WE DON’T DO
✓	Performance based variable compensation	☒	NO short-selling, hedging or pledging of
✓	Benchmarking against a relevant peer group		Company securities
✓	Independent external compensation consultant	☒	NO supplemental executive retirement plans
✓	Clawback of variable cash and equity	☒	NO severance benefits exceeding 3x base salary
	compensation for malfeasance		and annual cash bonus
✓	Annual risk assessment of compensation program	☒	NO excise tax gross-ups
✓	Double-trigger vesting for all outstanding equity	☒	NO repricing, buyout or exchange of underwater
	awards in connection with change in control		stock options
✓	Stock ownership requirements	☒	NO guaranteed bonuses
✓	Annual say on pay vote	☒	NO uncapped incentives
		☒	NO excessive perquisites
		☒	NO equity compensation plans with evergreen
provisions

2021 Advisory Vote on Executive Compensation.  At the 2021 annual meeting of shareholders, our executive compensation program received the support of 98% of our shareholders.  We believe that our executive compensation program is designed to support the Company and our business strategies in concert with our compensation philosophies and objectives.

What Guides Our Program

Compensation Philosophy and Objectives.  The philosophy of our executive compensation program is to provide competitive compensation that rewards achievement of our strategic objectives supporting the creation of shareholder value.  Accordingly, the main objectives of our program are to:

•	Align the interests of our executives with our shareholders;
•	Reward short and long-term financial performance by the Company;
•	Reward superior individual performance;
•	Attract and retain seasoned executives; and
•	Ensure proper governance practices.

Our philosophy is to align the interests of our executives with our shareholders by promoting ownership of our Company’s common stock through equity awards and minimum stock ownership requirements.  Furthermore, a significant component of our compensation program for our NEOs, is incentive (variable) compensation that is primarily tied to financial, operational and strategic results over both short and long-term performance periods.

We are cognizant of our competitive environment for superior executive talent and seek to maintain a compensation strategy that is competitive in the financial services industry in Puerto Rico and the United States.

Elements of Compensation. We have established three primary elements for our executive compensation program: base salary, annual cash bonus awards and long-term equity-based compensation.  These elements are reviewed to ensure an appropriate mix of fixed versus variable compensation and focus on both short and long-term business performance.

Base salary is designed to be competitive with comparable executive positions and considers the complexity and unique challenges of each executive’s position, individual skills, experience, background and performance.

Annual cash bonus awards are based on a balanced scorecard that takes into consideration the accomplishment of Company-wide performance goals and, for certain executives, their business unit’s performance and individual performance evaluation.

Long-term incentives are granted to our executives in the form of performance-based and time-based awards to foster ownership of the Company’s common stock, link our executives’ compensation to shareholder value and support our leadership retention objectives.

Compensation Mix.  The charts below show the target total direct compensation of Mr. Fernández, our CEO, Mr. Kumar, our COO and second highest ranking officer, and the average of our other NEOs for 2021.  These charts illustrate that a significant portion of such compensation is variable and performance-based.

2021 CEO COMPENSATION MIX
Restricted Units 19%
Base Salary 32%
Performance Shares 20%
Annual Cash Bonus 29%

2021 COO COMPENSATION MIX
Restricted Units 18%
Base Salary 36%
Performance Shares 18%
Annual Cash Bonus 29%

2018 CEO COMPENSATION MIX Restricted Units 16% Performance Shares 16% Annual Cash Bonus 29% Base Salary 39% 2018 COO COMPENSATION MIX Restricted Units 12% Performance Shares 12% Annual Cash Bonus 38% Base Salary 38%

2021 NEOS (OTHER THAN CEO AND COO) COMPENSATION MIX
Restricted Units 11%
Performance Shares 11%
Annual Cash Bonus 22%
Base Salary 56%

2018 NEOS (OTHER THAN CEO AND COO) COMPENSATION MIX Restricted Units 10% Performance Shares 10% Annual Cash Bonus 22% Base Salary 58%

Determination of Compensation Decisions

The Company’s Compensation Committee, senior management and independent compensation consultant play key roles in making compensation decisions with respect to our executives.

The Role of the Compensation Committee.  The Compensation Committee of our Board of Directors plays a key role in the development and oversight of our compensation program.  It consists entirely of independent directors and operates under a written charter approved by our Board of Directors, which is publicly available at www.ofgbancorp.com.  The Compensation Committee recommends for approval by the Board of Directors the employment agreement that governs the compensation of our CEO Mr. Fernández, approves the corporate scorecard used to determine all or a significant portion of the annual cash bonus for our NEOs, and grants equity awards to all executives under our long-term incentive plan.  As appropriate, it looks to our senior management and independent compensation consultants for support in its work. While the Compensation Committee values input and advice from these and other sources, it exercises its independent judgment in reaching its decisions.

The Compensation Committee approves base salary increases and the incentive compensation of the CEO.  His compensation level is guided by the terms of his Employment Agreement, dated July 21, 2021.  The Compensation Committee may increase his salary after the first year, and his target performance bonus under our annual bonus plan and his target long-term incentive are based on a percentage of his base salary established by the Compensation Committee.

In conducting its annual evaluation of the CEO’s performance, the Compensation Committee considers the CEO’s contributions to the overall performance of the Company, including his individual performance.  It also reviews our key operating results along with the accomplishment of our key strategic initiatives and considers the standard of living in San Juan, Puerto Rico, where our main offices are located.  As part of this process, the Compensation Committee reviews all relevant information or data, including the results of our CEO’s performance scorecard and compensation levels for chief executive officers at peer group companies and the operating environment in which the Company does business.  Furthermore, the Chairpersons of our Board of Directors and Compensation Committee meet periodically with our CEO to discuss his performance.  The progress results of these meetings are reported to our Board of Directors.  The CEO does not participate in any decision regarding his compensation.

Our Compensation Committee also considers other relevant factors in making compensation decisions or recommendations for our CEO, including salary data for comparable positions at peer group companies in Puerto Rico and the U.S., and compensation levels at the Company.

Determining Goals.  The Compensation Committee is responsible for establishing both short and long-term goals that guide both our cash bonus award and the level of achievement of performance shares.  For the Compensation Committee to perform its goal-setting functions, the following process is followed.

Prior to the beginning of the year, the Board reviews and approves the Company’s strategic plan, and senior executives and department or division heads meet and discuss the Company’s strategic plan and the goals for the Company in the upcoming year that will form part of the Company scorecard.  At the beginning of the year, the Board reviews and approves an annual budget for the Company on a consolidated basis and separately for its banking subsidiary.  The Compensation Committee then reviews and assesses performance goals presented by management and determines the structure of the annual goals for the Company scorecard that determines the payout of all or a significant portion of annual bonus awards and the three-year goals for determining the payout of performance shares.  Performance share goals include minimum performance thresholds that must be met to earn any award, as well as performance levels required to achieve maximum payouts.  Performance goals for the business units that impact the annual cash bonus are established by the CEO with the support of the Finance and Human Resources Departments.

The level of achievement of such goals that form part of the Company scorecard plays an essential role in the determination of the annual cash bonus awards.  On a quarterly basis, senior management and our Board of Directors review our actual financial performance against the goals set for the year.  In addition, our Board of Directors receives quarterly reports detailing our actual financial performance compared to these goals.  Such reports are discussed in the corresponding Board meetings.

Each annual cash bonus performance goal is assigned a weight.  For 2021, performance goals did not have a minimum or maximum level of achievement.  Executives must achieve a minimum rating on their individual performance evaluations to be eligible for any annual cash bonus.  Each target bonus is expressed as a percentage of the executive’s base salary.

The Role of Senior Management.  Our CEO, with the assistance of our Human Resources Director and an independent compensation consultant, establishes the base salary and target cash bonus award of all other executives of the Company and recommends to our Compensation Committee equity awards for other executives.

In making compensation decisions, our CEO, with the assistance of our Human Resources Director, considers several factors, such as the scope, complexity and degree of challenge of each executive’s responsibilities, as well as his or her performance, skills, experience and succession potential.  In the past, he has also considered in making decisions, among other information, industry compensation and benefits studies prepared by an independent compensation consultant.

On a quarterly basis, our Finance Department assesses the progress of the goals set for the year and at the end of the year evaluate their results.  These assessments are reviewed by the CEO who together with our Director of Human Resources and such executive’s direct supervisor undertakes an evaluation of each executive’s performance based, in part, on objective measures set forth in the performance scorecard.  The CEO considers the financial performance of the Company, the performance of each department or division, and the individual performance of each executive relative to the goals set for the year and evaluates the compensatory recommendations provided by our Human Resources Director.  In the interest of fairness, he may also take into consideration subjective or non-formulaic factors.

The Role of the Compensation Consultant, Benchmarking and the Peer Group.  Our Compensation Committee engaged Pearl Meyer, an independent compensation consultant, to review the Company’s compensation practices with respect to our NEOs relative to our peers and develop recommendations that align better with our shareholders’ expectations for our compensation program in 2020.  As part of this process, they updated the peer group of financial institutions for the Company and prepared a comparison of the compensation of Mr. Fernández, Mr. Kumar, Ms. Arizmendi and Mr. Cabrera with persons in comparable positions at peer financial institutions.  Our consultant also developed recommendations for the Compensation Committee’s consideration based on their findings.

Pearl Meyer reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee has analyzed whether the work of Pearl Meyer has raised any conflicts of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by Pearl Meyer; (ii) the amount of fees from the Company paid to Pearl Meyer as a percentage of their respective total revenues; (iii) Pearl Meyer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Pearl Meyer or the individual compensation advisors employed by Pearl Meyer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Pearl Meyer or the individual compensation advisors employed by Pearl Meyer. The Compensation Committee has determined, based on its analysis of the above factors, among others, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Company has not created any conflicts of interest.

The Role of Peer Market Data

The peer group was proposed for the Company by Pearl Meyer and approved by our Compensation Committee.  Establishing a peer group for the Company is particularly challenging given that the Puerto Rico financial services market is significantly different from the United States and the economy does not generally move in tandem with the economy in the United States.  For most of the past 15 years, Puerto Rico has been suffering through a prolonged recession and government fiscal crisis while the United States has seen economic growth and a fiscally stable government.  Moreover, during such period the financial services market in Puerto Rico has undergone a dramatic consolidation resulting in only three publicly traded financial services companies that operate in Puerto Rico, one of which is significantly larger than the Company and therefore not an appropriate peer.  The significant exodus of people from the island of Puerto Rico during these crises has also significantly limited the pool of available talent.  Our peer group was selected considering the total asset size of the companies and the regional markets in which they operate relative to the asset size and regional markets of OFG Bancorp after the acquisition of Scotiabank’s Puerto Rico and USVI operations.  Given the increase in size from the acquisition, the Company excluded banks with assets below $6 billion and increased the representation of banks with greater than $10 billion in assets.  The peer group for our compensation decisions consisted of the following companies:

First BanCorp (Puerto Rico)	Ameris Bancorp	ServisFirst Bancshares, Inc.
First Financial Bankshares	First Commonwealth Financial Corporation	Trustmark Corporation
S&T Bancorp, Inc.	Independent Bank Group, Inc.	WesBanco, Inc.
Renasant Corporation	United Community Banks, Inc.	TowneBank
Sandy Spring Bancorp	Customers Bancorp, Inc.	BancFirst Corporation
Amerant Bancorp Inc.	Eagle Bancorp, Inc.

Analysis of Compensation Decisions

Base Salary.  The Compensation Committee implemented the base salary increase approved for our CEO in 2020 after our CEO elected to forego such increase in light of the uncertainties surrounding the Covid-19 pandemic.

The base salary for Mr. Cabrera was increased to align his compensation to his peers. Factors including current and future strategic contributions and individual performance was also considered. Mr. Ortiz’s base salary was increased as part of our annual merit increase program.

Name	2020 Base Salary	2021 Base Salary	Adjustment (%)
José R. Fernández	$865,000	$935,000	8.1%
Ganesh Kumar	$700,000	$700,000	0.0%
Maritza Arizmendi	$375,000	$375,000	0.0%
José Cabrera	$193,239	$225,000	16.4%
César Ortiz	$257,550	$263,999	2.5%

Annual Cash Bonus.  In 2021, no adjustments were made to the cash bonus targets as a percentage of base salary of our NEOs.

The table below shows the bonus opportunities at target-level performance for 2020 and 2021.

	2020 Target Bonus		2021 Target Bonus
Name	%	Amount ($)%		Amount ($)
José R. Fernández	90	778,500	90	841,500
Ganesh Kumar	90	630,000	80	560,000
Maritza Arizmendi	60	225,000	60	225,000
José Cabrera	30	57,972	50	112,500
César Ortiz	30	77,265	30	79,200

The Compensation Committee decided to maintain the existing scorecard metrics, which are tied to financial criteria that address protecting and growing franchise value in a safe and sound manner.  The Compensation Committee established performance metrics based on four key business goals, growth, agility, resiliency, and operating leverage:

•	Growth – Grow our market share operating income,
•	Agility -- Increase the number of customers per employee,
•	Resiliency -- Decrease the Texas Ratio, and
•	Operating leverage -- Decrease the efficiency ratio

The table below presents our 2021 Company-wide performance goals, including the weight of each goal and the percent of achievement of the target amount.

Performance Measure	Weight	% of Target	Score
Market Share Operating Income	35	100.79%	35.28
Customers per Employee	25	98.55%	24.64
Texas Ratio	15	140.09%	21.01
Efficiency Ratio	25	93.66%	23.41
Total			104.34

To determine each NEO’s bonus payout, the target bonus opportunity is multiplied by the result of the corporate scorecard.  The table below shows the cash bonuses of the NEOs for their performance in 2021.

Name	Target Bonus %	Performance Score[1]	Performance Bonus ($)[1]	Other Bonus ($)[1]
José R. Fernández	90%	104.34	878,100	600
Ganesh Kumar	80%	104.34	584,400	600
Maritza Arizmendi	60%	104.34	234,800	600
José Cabrera	50%	104.34	117,400	47,000
César Ortiz	30%	104.34	82,700	600

1.

For purposes of this table, the performance score was rounded to the nearest hundredth and the performance bonus is rounded up to the next hundred dollars.  Except for Mr. Cabrera, who also received a retention bonus of $46,400 as part of the Scotiabank integration, the amount included in the Other Bonus column represents the $600 Puerto Rico’s statutory Christmas bonus.  No other discretionary or special cash bonuses were earned or paid in 2021 to the NEOs.

Long-Term Incentive Compensation Our long-term incentive compensation is designed to ensure that executives have a continuing stake in our success and to encourage executives to focus on performance goals that will enhance the value of our franchise and capital stock.  Such incentives are also designed to retain key executives, reward risk management, and link executive performance to the creation of franchise and shareholder value.

NEOs receive 50% of long-term incentive value is granted in the form of performance shares, where vesting is contingent on meeting tangible book value and return on asset goals over a three-year performance cycle.  The remaining 50% of a long-term incentive value is granted in the form of restricted units with a third of the restricted units vesting annually on a three-year vesting schedule.  We believe that this framework reflects peer group market-practices and that it strengthens the link between executive performance and shareholder value.

The value of the equity awards granted to our Mr. Fernández, Mr. Kumar and Ms. Arizmendi are based on a percentage of base salary.  The value of the equity awards granted to our other NEOs is also based on a percentage of their base salaries, but also takes into account the recommendations of our CEO.

In 2022, the Compensation Committee approved equity awards to the NEOs for their performance in 2021 as follows:

	Performance Shares		Restricted Units			% of Base	% Target of Base
Name	Target Value ($)	Target Amount	Value ($)	Amount	Total Value ($)	Salary	Salary
José R. Fernández	561,330	20,250	561,330	20,250	1,122,660	120%	120%
Ganesh Kumar	350,658	12,650	350,658	12,650	701,316	100%	100%
Maritza Arizmendi	131,670	4,750	95,808	4,750	227,478	61%	70%
José Cabrera	34,650	1,250	34,650	1,250	69,300	36%	26%
César Ortiz	40,194	1,450	40,194	1,450	80,388	31%	26%

Half of the performance shares vest based on the achievement of growth in the Company’s tangible book value over a three-year performance cycle ending on December 31, 2024.  The other half vest based on the Company’s average return on assets over that same period.  The Compensation Committee, with the assistance of the independent compensation consultant, determined that the vesting of the performance shares should be based on two metrics, which is consistent with market practice among the Company’s peers.  In determining the appropriate metrics, the Compensation Committee evaluated various metrics, such as tangible book value, earnings per share, return on equity, return on assets and total shareholder return. The Compensation Committee selected tangible book value and return on assets.  As such, our Compensation Committee determined that these performance metrics were the best to align our executive’s interest with our long-term shareholders.  Performance goals were established considering the Company’s three-year strategic plan.  The tangible book value of the Company as of December 31, 2021 was $19.08 and the target tangible book value for December 31, 2024 is $26.35.

For each of the two metrics, executives will receive 50% of the performance shares as common stock of the Company for reaching the threshold level of achievement for the metric in question, 100% for reaching the target level of achievement and 150% for reaching the maximum level of achievement. The threshold, target and maximum level of achievement of the growth in the Company’s tangible book value and average return on assets established for the performance shares are as follows:

	Threshold	Target	Maximum
Tangible book value	$24.77	$26.35	$27.77
3-Year Average ROA	1.22%	1.30%	1.37%

Other Compensation Practices

Stock Ownership Requirements.  Pursuant to our Officers and Directors Stock Ownership Policy, we require our NEOs (among other officers) to own a minimum amount of our equity stock (based on the higher of the market or book value of the stock) equal to five times annual base salary in the case of our CEO, Mr. Fernández, three times annual base salary in the case of certain executive officers, including Mr. Kumar and Ms. Arizmendi, and two times annual base salary in the case of other key officers, including Mr. Cabrera and Mr. Ortiz.  Our executives are required to comply in periods ranging from 2 to 4 years after they receive their first equity award following their appointment.

Anti-hedging and Pledging Policy.  Our Insider Trading and Blackout Policy prohibits our employees from entering into any transaction to hedge or offset any decrease in the market value of our securities and from pledging any of our securities.

Clawback Policy.  Our Compensation Recoupment Policy requires that our top executives, who received incentive-based compensation (e.g., bonus, annual incentive or other performance-based cash or equity compensation awards) in the three-year period prior to a restatement of the Company’s financial statements due to material non-compliance with financial reporting requirements under the applicable securities laws, return to the Company the amount of such compensation that the executive would not have received but for the misstated financial statements.

Change-in-Control Compensation Agreements.  An important objective of our compensation program is not only the recruitment of seasoned executives but also their retention and commitment to our long-term success.  Therefore, to promote their retention and reduce any concerns that they may be adversely affected in the event of a change-in-control of the Company, we have entered into a change-in-control compensation agreement with Mr. Fernández and Mr. Kumar pursuant to which the executive is entitled to a cash payment equal to two times the sum of his annual base salary and last cash bonus if there is a change in control and as a result thereof or within one year thereafter his employment is terminated.

The following table presents the estimated cash compensation under their respective change-in-control compensation agreements based on their salaries and bonuses for 2021.  No such payout has been required to date under any such agreement by the Company.

Name	Change-in-Control Cash Compensation ($)
José R. Fernández	5,439,300
Ganesh Kumar	2,568,800

Non-Qualified Deferred Compensation.  We also offer our NEOs and other highly compensated executives a non-qualified deferred compensation plan for the deferral of taxable income and certain allowances.  Such allowances are offered on a case-by-case basis and are not intended to constitute a significant portion of the executive’s compensation.  Our non-qualified deferred compensation plan is more fully described below.

Fringe Benefits and Allowances.  We provide several fringe benefits, including a defined contribution plan and healthcare coverage, to our NEOs on the same terms as they are provided to all of our employees.  These benefits do not constitute a significant portion of the NEOs’ total compensation package and are generally available to all of our employees. We provide these benefits to retain and attract an appropriate caliber of talent and recognize that other companies with which we compete for talent provide similar benefits to their officers and employees.

Compensation Risk Assessment

Our compensation program is a key component of the Company’s overall compliance and pay-for-performance culture.  The Board’s Compensation Committee, with the assistance of our internal risk management staff, regularly reviews this program and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

We believe that our approach to setting goals and targets with payouts at multiple levels of performance and the evaluation of annual performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives.  Several features of our compensation program reflect sound risk management practices, including our Compensation Recoupment Policy and our Directors and Officers Stock Ownership Policy, which are described below under the heading “Compensation Discussion and Analysis.”

We allocate compensation among base salary and incentive compensation (bonus and equity awards) to target opportunities in such a way as to not encourage excessive risk-taking.  Furthermore, although the performance measures that determine bonus and equity awards for certain business unit leaders are based in part on the achievements of their respective business units, the measures that determine payouts for all our executives include company-wide metrics.  Such metrics, which are not controlled or overly influenced by the results of any single business unit, are given greater weight in the case of NEOs.  This is based on our belief that applying company-wide metrics encourages decision-making that is consistent with our philosophy and that is in the best long-term interests of the Company and its shareholders.  Moreover, the mix of equity awards in our incentive program, which includes full value awards such as restricted stock units, and the minimum stock ownership requirements applicable to our top executives also mitigate risk.  In addition, the multi-year vesting of our equity awards properly accounts for the time horizon of risk.  Finally, each employee’s compliance with our internal policies and procedures, including ethics standards, is an important element of our annual bonus determinations.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Risk Assessment and the Compensation Discussion and Analysis (“CD&A”) with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Risk Assessment and the CD&A be included in this proxy statement.

Submitted by:

Jorge Colón-Gerena, Chairperson
Edwin Pérez, Vice Chairperson
Julian S. Inclán

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as a director of another entity, or as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board of Directors or as a member of its Compensation Committee at any time during 2021.

Executive Compensation

The following table summarizes the total compensation earned in each of the last three years by the Named Executive Officers.

Summary Compensation Table

Name	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)		Total ($)
José R. Fernández	2021	935,000	600	1,082,452	—	878,100	124,685	[4]	3,020,837
President & Chief Executive Officer	2020	865,000	—	1,211,341	—	617,700	88,659		2,782,700
	2019	865,000	283,333	736,368	—	850,200	117,703		2,852,604
Ganesh Kumar	2021	700,000	600	729,764	—	584,400	120,239	[5]	2,135,003
Chief Operating Officer	2020	700,000	—	684,650	—	444,400	107,747		1,936,797
	2019	484,500	250,000	545,536	—	476,300	124,373		1,880,709
Maritza Arizmendi	2021	375,000	600	273,896	—	234,800	26,361	[6]	910,657
Chief Financial Officer	2020	375,000	—	276,700	—	178,600	27,211		857,511
	2019	307,000	—	181,976	—	201,200	25,873		716,049
José Cabrera	2021	225,000	47,000	131,320	—	117,400	55,945	[7]	576,665
Chief Risk and Compliance Officer	2020	193,239	—	75,425	—	57,972	26,473		353,109
César Ortiz	2021	263,999	600	131,320	—	82,700	17,465	[8]	496,084
Director of Corporate Performance	2020	257,550	—	106,078	—	65,200	49,667		478,495

1.

Except for Mr. Cabrera, who also received a retention bonus of $46,400 as part of the Scotiabank integration, the amount included in the Bonus column represents Puerto Rico’s $600 statutory Christmas bonus.

2.

The value of equity awards is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  For a discussion of the assumptions that we made in the valuation of the option awards, please refer to the notes to our audited financial statements.

3.	The non-equity incentive plan payments for each year were made in the first quarter of the following year and intended as compensation for performance of the NEOs during the previous year.
4.

This amount represents $100,000 for reasonable personal expenses in the performance of his duties, our matching contribution pursuant to our 401(k)/1081.01(d) Plan, and payment of medical, life and disability insurance premiums.

5.

This amount represents $99,996 for reasonable personal expenses in the performance of his duties, our matching contribution pursuant to our 401(k)/1081.01(d) Plan, and payment of medical, life and disability insurance premiums.

6.

This amount represents $14,400 for reasonable personal expenses in the performance of her duties, our matching contribution pursuant to our 401(k)/1081.01(d) Plan, and payment of life and disability insurance premiums.

7.

This amount represents $20,000 for reasonable personal expenses in the performance of his duties, a car allowance, our matching contribution pursuant to our 401(k)/1081.01(d) Plan, and payment of medical, life and disability insurance premiums.

8.	This amount represents our matching contribution pursuant to our 401(k)/1081.01(d) Plan, and payment of medical, life and disability insurance premiums.

The median of the annual total compensation of all employees of the Company, except the CEO, in 2021 was $37,226, and the ratio of the median of the annual total compensation of all employees of the Company to the annual total compensation of the CEO in 2021 was 1:81.  The median employee was selected as of December 31, 2021 based on the total cash compensation (i.e., base salary and bonus) paid to employees during 2021.

2021 Employment Agreement

José Rafael Fernández entered into an Employment Agreement with the Company on July 28, 2021 (as amended, the “2021 Employment Agreement”), which replaced the Employment Agreement entered into February 28, 2018 (as amended, the “2018 Employment Agreement”).  Mr. Fernández is our President and Chief Executive Officer and the Vice Chairperson of our Board of Directors.  The 2021 Employment Agreement is effective as of July 1, 2021 and ends on June 30, 2024.

As provided in the 2021 Employment Agreement, Mr. Fernández reports directly to our Board of Directors and has overall responsibility for the business and affairs of the Company.  During the term of the 2021 Employment Agreement and in any election of directors in which Mr. Fernández’s term as director is set to expire, the Board will nominate and recommend to the shareholders of the Company his election as a Board member and, if elected, will appoint him its Vice Chairperson.

The 2021 Employment Agreement, as amended subject to the approval of the Board of Directors, provides that Mr. Fernández will be compensated as follows: (i) annual base salary of $935,000, which may be increased by the Compensation Committee of our Board of Directors; (ii) annual target bonus of a percentage, established by the Compensation Committee, of his annual base salary payable on or before March 31 of each year pursuant to the Company’s non-equity incentive bonus plan; (iii) annual expense allowance of $100,000 for his car-related expenses, membership expenses for social, business and professional organizations, and any other expenses which in his judgment are reasonably appropriate for the performance of his duties as President and Chief Executive Officer of the Company; (iv) a 10-year term life insurance policy in the amount of $3,000,000 covering his life and having as beneficiaries his spouse and heirs or other beneficiaries designated by him; (v) 25 days of paid vacation per year; and (vi) additional incentive compensation under the Company’s equity based compensation plan up to an annual amount equal to a percentage, established by the Compensation Committee, of his annual base salary, but he may elect to receive the award in deferred cash equivalents if he is in compliance with the Company’s Stock Ownership Policy. It also provides that Mr. Fernández will be entitled to participate in any equity-based compensation plan, profit-sharing plan or other plans, benefits and privileges offered by the Company to its employees and executives to the extent that he is otherwise eligible and qualifies to participate in and receive such benefits or privileges.

The 2021 Employment Agreement may be terminated by our Board of Directors for “just cause” (as defined therein).  In the event it is terminated for just cause or if Mr. Fernández is removed or barred from office under applicable law, he will have no right to compensation or other benefits for any period after such termination.  However, if the 2021 Employment Agreement is terminated by our Board of Directors other than for just cause and other than in connection with a change in control of the Company (as defined in his Change in Control Compensation Agreement with the Company), or if Mr. Fernández terminates the 2021 Employment Agreement for “good reason” (as defined therein), the Company will be required to pay him as severance, in lieu of any further compensation for periods subsequent to the date of termination, a lump sum equal to the product of (a) his annual base salary and bonus (equal to the average cash bonus paid to him in the last two fiscal years prior to the termination date), multiplied by (b) three.

Change-in-Control Compensation Agreements

We have entered into Change-in-Control Compensation Agreements with José Rafael Fernández and Ganesh Kumar.  Each agreement remains in full force as long as the person is employed by us.

Under the agreements, they are entitled to certain cash payment compensation in the event there is a “change in control of the Company” and as a result thereof or within one year after the change in control, the person’s employment is terminated by us or our successor in interest.  The cash compensation will be an amount equal to the sum of such person’s annual base salary at the time the termination of his or her employment occurs and his or her last cash bonus paid prior to the termination of his or her employment times three for Mr. Fernández and times two for Mr. Kumar.

For purposes thereof, a change in control is deemed to have occurred if (i) any person or entity (including a group) acquires direct or indirect ownership of 50% or more of the combined voting power of the Company’s then outstanding common stock as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (ii) the shareholders of the Company approve (a) any consolidation or merger of the Company in which the Company is not the surviving corporation (other than a merger in which the holders of the Company’s common stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the Company’s assets to an entity which is not a wholly-owned subsidiary of the Company.

Life Insurance

We provide each of our NEOs with a life insurance policy, which in the event of death would pay his or her heirs or beneficiaries up to a maximum of $700,000 or, if the NEO qualifies, $1,000,000.  We also provide our CEO with an additional life insurance policy, which in the event of his death would pay $3 million to his heirs or beneficiaries.

401(k)/1081.01(d) Plan

All the Company’s employees, including the employees of its subsidiaries, are eligible to participate in our cash or deferred arrangement profit sharing plan (the “401(k)/1081.01(d) Plan”).  The 401(k)/1081.01(d) Plan is a defined contribution plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is qualified under Sections 1081.01(a) and 1081.01(d) of the Puerto Rico Internal Revenue Code of 2011, as amended (the “Puerto Rico Internal Revenue Code”).  The 401(k)/1081.01(d) Plan offers eligible participants several investment alternatives, including several U.S. mutual funds, a money market account, and shares of common stock of the Company. Contributions made through payroll deductions not in excess of a specified amount may be accumulated per year as before-tax savings. During 2021, the Company contributed 50% of the employee’s contribution up to a maximum employee contribution for matching purposes of 8% of the employee’s salary.  The matching contribution is invested in accordance with the employee’s election, which may be shares of common stock of the Company.

Grants of Plan-Based Awards

The following table presents the estimated possible payouts under our non-equity incentive awards, which reflect cash incentives pursuant to our annual bonus plan.

		Estimated Future Payouts under Non Equity Incentive Plan Awards[1]			Estimated Future Payouts under Equity Incentive Plan Awards			Number of Shares of Units	Grant Date Fair Value of Equity Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	(#)	($)[2]
José R. Fernández			841,500
	2/17/2021							28,850	541,226
	2/17/2021				$270,613	$541,226	$811,839	28,850	541,226

Ganesh Kumar			560,000
	2/17/2021							19,450	364,882
	2/17/2021				$182,441	$364,882	$547,323	19,450	364,882

Maritza Arizmendi			225,000
	2/17/2021							7,300	136,948
	2/17/2021				$68,474	$136,948	$205,422	7,300	136,948

José Cabrera[3]			112,500
	2/17/2021							3,500	65,660
	2/17/2021				$32,830	$65,660	$98,490	3,500	65,660

César Ortiz			79,200
	2/17/2021							3,500	65,660
	2/17/2021				$32,830	$65,660	$98,490	3,500	65,660

1.

Pursuant to our non-equity incentive plan, there are no maximum payouts.  Threshold payouts apply solely with respect to each performance metric, but not with respect to the aggregate performance on the corporate scorecard.

2.	Grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table presents information concerning unexercised stock options of each Named Executive Officer outstanding as of December 31, 2021.

Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
José R. Fernández	36,600	—	$14.52	1/22/2023
	52,300	—	$16.10	2/27/2024
	46,300	—	$17.44	2/24/2025
Total	135,200	—
Ganesh Kumar	25,200	—	$11.83	2/23/2022
	25,500	—	$14.52	1/22/2023
	27,100	—	$16.10	2/27/2024
	23,200	—	$17.44	2/24/2025
Total	101,000	—
Maritza Arizmendi	6,000	—	$16.10	2/27/2024
	6,000	—	$17.44	2/24/2025
Total	12,000	—
César Ortiz	6,000	—	$16.10	2/27/2024
Total	6,000	—

The following table presents information concerning restricted stock units and performance shares of Named Executive Officers that were outstanding and subject to the restricted period or the performance cycle as of December 31, 2021.

Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)
José R. Fernández	82,396	[1]	2,188,424	50,295	[1]	1,335,835
Ganesh Kumar	59,122	[2]	1,570,267	29,450	[2]	782,192
Maritza Arizmendi	19,442	[3]	516,380	12,300	[3]	326,688
José Cabrera	7,044	[4]	187,089	3,500	[4]	92,960
César Ortiz	8,406	[5]	223,263	5,200	[5]	138,112

1.

The restricted periods lapse annually in thirds commencing on February 20, 2020 with respect to an award of 17,400 restricted units, on February 18, 2021 with respect to an award of 21,445 restricted units and on February 17, 2022 with respect to an award of 28,850 restricted units.  The performance cycles end on December 31, 2021 with respect to the awards of 17,400 and 27,700 performance shares of which 56,013 shares were earned, on December 31, 2022 with respect to the award of 21,445 performance shares, and on December 31, 2023 with respect to the award of 28,850 performance shares.

2.

The restricted periods lapse annually in thirds commencing on February 20, 2020 with respect to an award of 7,300 restricted units, on February 18, 2021 with respect to an award of 10,000 restricted units, and on February 17, 2022 with respect to an award of 19,450 restricted units.  The performance cycles end on December 31, 2021 with respect to the awards of 7,300 and 22,500 performance shares of which 35,521 shares were earned, on December 31, 2022 with respect to the award of 10,000 performance shares, and on December 31, 2023 with respect to the award of 19,450 performance shares.

3.

The restricted periods lapse annually in thirds commencing on February 20, 2020 with respect to an award of 4,300 restricted units, on February 18, 2021 with respect to an award of 5,000 restricted units, and on February 17, 2022 with respect to an award of 7,300 restricted units.  The performance cycle ends on December 31, 2021 with respect to the awards of 4,300 and 6,000 performance shares of which

12,908 shares were earned, on December 31, 2022 with respect to the award of 5,000 performance shares, and on December 31, 2023 with respect to the award of 7,300 performance shares.
4.

The restricted period lapses on February 18, 2023 with respect to the award of 2,500 restricted units and annually in thirds commencing on February 17, 2022 with respect to an award of 3,500 restricted units.  The performance cycle ends on December 31, 2021 with respect to the award of 2,000 performance shares of which 2,210 were earned, and on December 31, 2023 with respect to the award of 3,500 performance shares.

5.

The restricted periods lapse annually in thirds commencing on February 20, 2020 with respect to an award of 1,500 restricted units, on February 18, 2021 with respect to an award of 1,700 restricted units, and on February 17, 2022 with respect to an award of 3,500 restricted units.  The performance cycle ends on December 31, 2021 with respect to the awards of 1,500 and 3,000 performance shares of which 5,505 were earned, on December 31, 2022 with respect to the award of 1,700 performance shares, and on December 31, 2023 with respect to the award of 3,500 performance shares.

The following table only presents information for the Named Executive Officers who acquired stock upon the exercise of an option award and upon the lapse of the restricted period of a restricted unit award in 2021.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)1	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
José R. Fernández	45,200	686,136	57,890	1,146,077
Ganesh Kumar	—	—	32,392	646,321
Maritza Arizmendi	—	—	15,085	289,420
José Cabrera	—	—	—	—
César Ortiz	—	—	3,551	67,936

1.	The value is based on the closing price of a share of the Company’s common stock on the exercise date minus the exercise price of the option.

The following table presents information concerning the deferral of compensation by the Named Executive Officers on a basis that is not tax-qualified.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[2]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
José R. Fernández	—	—	550,569	—	2,832,476
Ganesh Kumar	—	—	80,200	—	3,494,956
César Ortiz	10,400	—	4,428	—	105,991

1.	Such executive contributions are reported in the Summary Compensation Table.
2.	These earnings are not reported in the Summary Compensation Table.

The Company offers our executive officers a non-qualified deferred compensation plan, where such executives are allowed to defer taxable income.  The plan is not intended to meet the requirements of Section 1081.01 of the Puerto Rico Internal Revenue Code, and therefore, does not meet the funding, employee coverage, and other requirements which “qualified retirement plans” must satisfy thereunder.

However, the plan is intended to constitute an unfunded arrangement maintained “primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees” for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  Under the plan, the executive’s current taxable income is reduced by the amount being deferred, which may be up to 100% of his or her salary and bonus.  Funds contributed thereto can accumulate without current income tax to the individual.  Taxes are due when the funds are withdrawn at the then current income tax rate applicable to the individual, which may be lower than his or her current income tax bracket.

Director Compensation

Each director’s compensation is generally designed to be competitive with comparable compensation paid to directors at peer group companies in Puerto Rico and the U.S. However, each director’s actual compensation varies based on whether he or she is a Chairperson of our Board of Directors or any of its committees.  It also varies depending on the number of meetings attended and on his or her membership in Board committees.

The following table presents information concerning the compensation of our directors for 2021.

Directors	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]		Option Awards ($)[1]	All Other Compensation ($)	Total ($)
Julian S. Inclán	137,000	63,784	[2]	—	691	200,784
Jorge Colón-Gerena	70,750	43,148	[3]	—	—	113,898
Néstor de Jesús	79,000	43,148	[4]	—	—	122,148
Susan Harnett	66,667	43,148	[5]	—	3,211	109,815
Pedro Morazzani	72,000	43,148	[6]	—	—	115,148
Edwin Pérez	-	105,056	[7]	—	—	105,056
Rafael Velez	20,000	-	[8]			20,000

1.	Aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.
2.	The aggregate amount of restricted stock units outstanding at the end of 2021 is 8,380.
3.	The aggregate amount of restricted stock units outstanding at the end of 2021 is 5,290.
4.	The aggregate amount of restricted stock units outstanding at the end of 2021 is 5,290.
5.	The aggregate amount of restricted stock units outstanding at the end of 2021 is 3,300.
6.	The aggregate amount of restricted stock units outstanding at the end of 2021 is 5,590.
7.	Mr. Edwin Pérez elected to receive his cash compensation for service as a director in the form of equity awards. The aggregate amount of restricted stock units outstanding at the end of 2021 is 7,590.
8.	The aggregate amount of restricted stock units outstanding at the end of 2021 is 5,690.

The Compensation Committee approved the compensation program for our directors.  Pursuant to such program, each non-employee director receives an annual retainer of $60,000, except for the Chairperson of the Board, who receives an annual retainer of $130,000.  Non-employee directors serving on Oriental Bank’s Board of Directors receive a fee of $1,000 for each Board meeting attended.  Furthermore, the Chairpersons of the Audit Committee and the Risk and Compliance Committee receive an additional annual retainer of $12,000, and the other members of such committees (other than the Board and Committee Chairpersons) receive an additional annual retainer of $5,000.  Such retainers are payable in equal monthly installments in advance.  The Compensation Committee also established that each non-employee director will be awarded restricted units with a value of $40,000, except for the Chairperson of the Board, who will be awarded restricted units with a value of $60,000.

The President and CEO, who is Vice Chairperson of the Board, does not receive director’s fees and is compensated exclusively pursuant to his 2021 Employment Agreement, which is described above under the subheading “2021 Employment Agreement.”

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm

After a competetive bidding process, the Audit Committee of our Board of Directors has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for a 3-year term starting with the year ending December 31, 2022, and has further directed that the selection of such firm be submitted for ratification by the shareholders at this annual meeting.  KPMG has served as our independent registered public accounting firm since 2005.  Neither our articles of incorporation nor our by-laws require that our shareholders ratify the selection of such firm.  If our shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG, but may nonetheless retain it.  Even if the selection is ratified, the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such change would be in our best interest.

KPMG will have representatives present at the annual meeting who will have an opportunity to make a brief statement if they desire to do so, and who will be available to respond to appropriate questions that may arise.

Our Board of Directors recommends that you vote “FOR” this proposal.

Independent Auditor

KPMG served as our independent registered public accounting firm for the year ended December 31, 2021.  The services that KPMG provided to the Company and its subsidiaries included the examination of our consolidated financial statements, limited revisions of our quarterly reports, audits of some of our subsidiaries, audits of our employee benefits plan, services related to our filings with the SEC and other regulatory agencies, and consultations on various tax and accounting matters.

The Audit Committee reviewed and approved all audit and non-audit services rendered by KPMG to the Company and its subsidiaries and concluded that the provision of such services was compatible with the maintenance of KPMG’s independence in the conduct of its auditing functions.  The Audit Committee has adopted a pre-approval policy regarding the procurement of audit and non-audit services, which is available on our website at www.ofgbancorp.com.  The Audit Committee intends to review such policy periodically.

The aggregate fees billed by KPMG for the years ended December 31, 2021 and 2020 for the various services provided to the Company and its subsidiaries were as follows:

Type of Fees	Year Ended December 31, 2021 ($)	Year Ended December 31, 2020 ($)
Audit Fees	1,322,800	2,634,910
Audit-Related Fees	0	496,237
Tax Fees	—	—
All Other Fees	10,000	203,600
	1,332,800	3,334,747

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by our principal accountant for the audit of our annual financial statements, including the audit of our internal control over financial reporting, and review of financial statements included on our Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those years; (ii) “audit-related fees” are fees for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements; (iii) “tax fees” are fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of the financial reporting process of OFG Bancorp (the “Company”) and meets regularly with the Company’s internal and external auditors, CEO and CFO.  The Audit Committee’s responsibilities are more fully described in its charter, a copy of which is available on the Company’s website at www.ofgbancorp.com.

Management has the primary responsibility for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the period ended December 31, 2021 with the Company’s management and has discussed with KPMG LLP (“KPMG”) the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, KPMG has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee has discussed with KPMG their independence.

The members of the Audit Committee are not engaged professionally in rendering, auditing or accounting services on behalf of the Company nor are they Company employees.  The Company’s management is responsible for its accounting, financial management and internal controls.  As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures.

Based on such reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission.

Submitted by:

Pedro Morazzani, Chairperson
Julian S. Inclán
Susan Harnett Rafael Vélez

Indebtedness of Management

Certain transactions involving loans were transacted in 2021 between the Company’s banking subsidiary, Oriental Bank, some of our directors and executive officers, including those of our other subsidiaries, and persons related to or affiliated with such persons.  All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features.  At present, none of the loans to such directors and executive officers, including persons related to or affiliated with such persons, is non-performing.

Certain Relationships and Related Transactions

Our Board of Directors recognizes that certain transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a Related Party Transactions Policy (the “Policy”).  For these purposes, a “Related Party Transaction” is defined as a transaction or series of similar transactions in which the Company or any of its subsidiaries is to be a participant and the amount involved exceeds $120,000, and in which any Related Party has or will have a direct or indirect material interest. A “Related Party” is any of our directors or executive officers, any nominee for director, any beneficial owner of more than 5% of any class of our voting securities, and any immediate family member of any of the previously mentioned. The Policy generally covers any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships between the Related Party and the Company. Related Party Transactions thereunder are approved or ratified by the Risk and Compliance Committee or the disinterested members of our Board of Directors (other than employment or compensation arrangements, which are approved by the Compensation Committee or the disinterested members of our Board of Directors). Furthermore, the Risk and Compliance Committee may approve or ratify a Related Party Transaction if (i) it finds that there is a compelling business reason to approve the transaction, taking into account all pertinent factors, (ii) it has been fully informed of any and all significant conflicts that may exist or otherwise arise on account of the transaction, and (iii) it reasonably believes that the transaction is beneficial for the Company and that it has adopted appropriate measures to manage the potential conflicts of interest. All Related Party Transactions approved or ratified by the Risk and Compliance Committee must be disclosed to our Board of Directors at its next regularly scheduled meeting.

Delgado & Fernández, LLP, San Juan, Puerto Rico, has continuously provided legal and notarial services to the Company since 1997 in the areas of mortgage lending, mortgage foreclosures and debt recovery, general legal advice, and commercial and labor litigation and arbitration.  The brother of José Rafael Fernández, our President and CEO, is the principal partner at that firm.  The Company engaged Delgado & Fernández before Mr. Fernández became our President and CEO and a member of our Board of Directors.  During 2021, the Company paid such firm a total of $1,402,594.58 for legal services rendered to us and $1,469,042.51 for notarial services in connection with loan closings paid for by clients of the Company.

The engagement of Delgado & Fernández, LLP was approved by our Board of Directors.

The Company’s bank subsidiary entered into a commitment to make an equity investment in a Delaware limited partnership (the “Partnership”) licensed as a small business investment company (an “SBIC”) by the U.S. Small Business Administration.  An equity investment by the bank in an SBIC is presumed qualified for purposes of the U.S. Community Reinvestment Act.

The Partnership is managed by a Puerto Rico limited liability company, as general partner, which is led by a group of investment professionals, including Eduardo M. Inclán, who is the son of the Chairperson of our Board of Directors.  The bank, as limited partner, committed to the Partnership the lesser of $3 million or 15% of the total amount committed by all the partners.  The general partner, including Eduardo Inclán, committed $500,000, which will represent 2.5% to 3.5% of the Partnership’s private capital.  In addition, a company in which Mr. Julian Inclán, Chairperson of our Board of Directors, owns 50% and his brother and nephew own the remaining 50% committed $250,000 to the Partnership.  This transaction was approved by all disinterested members of the Company’s Board of Directors and the Board of Directors determined that such transaction does not affect Mr. Julian Inclán’s independence as a member of the Board.

Section 16(a) Beneficial Ownership Reporting Compliance,

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our equity securities to timely file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  We are required to identify any such director, executive officer or greater than 10% stockholder who failed to timely file any such report.  Based solely on the review of copies of such reports and other information furnished to the Company by such individuals, we believe that during and with respect to 2021 such persons timely filed all required reports, except for Rafael Vélez, who filed a late Form 3.

Shareholder Proposals

Under our bylaws, business may only be brought before an annual meeting of shareholders if it is specified in the notice of the meeting or any supplement thereto given by or at the direction of our Board of Directors, or otherwise properly brought before the meeting by a shareholder.  For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given written notice to the Secretary of our Board of Directors not later than 120 days prior to the anniversary date of the mailing of our proxy materials in connection with the immediately preceding annual meeting of shareholders.  The notice must set forth as to each matter that the shareholder proposes to bring before the annual meeting (i) a brief description of the matter or proposal desired to be brought before the meeting, (ii) the name and address of the shareholder, as it appears on our books, (iii) a representation that the shareholder is a holder of our shares of stock entitled to vote (indicating the class and number of shares) and intends to appear in person or by proxy at the meeting to bring up the matter or proposal, and (iv) any material interest of the shareholder in such matter or proposal.

Shareholders may nominate candidates to our Board of Directors by delivering notice to our Secretary not later than 120 days prior to the anniversary of the date of the mailing of our proxy materials in connection with the immediately preceding annual meeting of shareholders.  The notice must include: (i) the name and address of the stockholder who makes the nomination; (ii) a representation that the stockholder is a holder of the Company’s shares of stock entitled to vote and that it intends to appear in person or by proxy at the meeting; (iii) a description of any understandings between the stockholder and the nominee; (iv) any other information regarding the nominee that is required under the proxy rules of the Securities and Exchange Commission; and (v) the written consent of the nominee to serve as director if elected.  The bylaws require that ballots bearing the names of all persons nominated by the Board of Directors and by shareholders be provided for use at the annual meeting.

The requirements set forth in the preceding paragraph are separate from and in addition to the SEC requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

Shareholder proposals intended to be presented at the 2023 annual meeting of shareholders must be set forth in writing and received by the Secretary of our Board of Directors, OFG Bancorp, P.O. Box 195115, San Juan, Puerto Rico 00919-5115, no later than the close of business on November 18, 2022.

Annual Reports

This proxy statement is accompanied by our annual report on Form 10-K, which is our annual report to shareholders for the fiscal year.  The annual report is not part of the proxy solicitation materials.

Upon receipt of a written request, we will furnish to any shareholder, without charge, a copy of our 2018 annual report on Form 10-K, including the financial statements and schedules, and a list of the exhibits thereto required to be filed with the SEC under the Exchange Act.  Such written request should be directed to OFG Bancorp, Investor Relations 254 Muñoz Rivera Avenue, San Juan, PR 00918; Email: Gary Fishman at gfishman@ofgbancorp.com or Steven Anreder at sanreder@ofgbancorp.com; Telephone: (212) 532-3232.

BY ORDER OF THE BOARD OF DIRECTORS

Julian S. Inclán
Chairperson

March 16, 2022

San Juan, Puerto Rico

OFG BANCORP C/O AMERICAN STOCK TRANSFER & TRUST CO. 6201 15TH AVENUE BROOKLYN, NY 11219 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/OFG2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D68567-P65777 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY OFG BANCORP For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.  The Board of Directors recommends that you vote FOR ALL of the following: 1. To elect eight directors to serve until the 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualified:  Nominees:  01) Julian S. Inclán 02) José Rafael Fernández 03) Jorge Colón-Gerena 04) Néstor de Jesús 05) Annette Franqui 06) Susan Harnett 07) Edwin Pérez 08) Rafael Vélez The Board of Directors recommends that you vote FOR the following: For Against Abstain  2. To approve, on an advisory basis, the compensation of the Company's Named Executive Officers as set forth in the accompanying Proxy Statement. The Board of Directors recommends that you vote FOR the following: 3. To ratify the selection of the Company's independent registered public accounting firm for 2022. To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right, then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting. PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY USING THE ENCLOSED ENVELOPE. Please sign exactly as your name(s) appear(s) on this proxy. When signing as an attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D68568-P65777 OFG BANCORP REVOCABLE PROXY This proxy is solicited on behalf of the Board of Directors of OFG Bancorp for use only at the Annual Meeting of Shareholders to be held on April 27, 2022, and at any adjournment or postponement of that Annual Meeting. This proxy may be revoked by the undersigned at any time before it is exercised. The undersigned, being a shareholder of OFG Bancorp (the "Company"), hereby authorizes the Board of Directors of the Company or any successors in their respective positions, as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held virtually on Wednesday, April 27, 2022, at 10:00 a.m. (EDT), and at any adjournment or postponement of that meeting, and thereat to act withrespect to all votes that the undersigned would be entitled to cast, if then personally present, as indicated on the reverse side. In their discretion, the proxies are authorized to vote this proxy with respect to (i) the approval of the minutes of the last meeting of shareholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the Annual Meeting; and (iv) such other matters as may properly come before the Annual Meeting. Except with respect to procedural matters incident to the conduct of the Annual Meeting, management at the present knows of no other business to be brought before the meeting other than those matters described in the accompanying proxy statement. Shares of common stock of the Company will be voted as specified in this proxy. In the absence of any express indication that the shares to be voted should be cumulated in a particular fashion, the votes represented by executed proxies will be distributed equally among the eight nominees or in such other fashion as will most likely ensure the election of the nominees. If no specification is made on the reverse side, shares will be voted "FOR ALL" in Proposal 1: Election of Directors; "FOR" Proposal 2: Advisory Vote on Executive Compensation; and "FOR" Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm. This proxy cannot be voted for any person who is not a nominee of the Company's Board of Directors. CUMULATE (If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Your Vote Counts! OFG BANCORP 2022 Annual Meeting Vote by April 26, 2022 11:59 PM ET OFG BANCORP C/O AMERICAN STOCK TRANSFER & TRUST CO. 6201 15TH AVENUE BROOKLYN, NY 11219 D68570-P65777 You invested in OFG BANCORP and it’s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on April 27, 2022. Get informed before you vote View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 13, 2022. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.PV For complete information and to vote, visit www.ProxyVote.com Control # Smartphone users Point your camera here and vote without entering a control number Vote Virtually at the Meeting* April 27, 2022 10:00 a.m. EDT Virtually at: www.virtualshareholdermeeting.com/OFG2022 *Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com THIS IS NOT A VOTABLE BALLOT This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters. Voting Items Board Recommends 1. To elect eight directors to serve until the 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualified: Nominees: FOR 01) Julian S. Inclán 02) José Rafael Fernández 03) Jorge Colón-Gerena 04) Néstor de Jesús 05) Annette Franqui 06) Susan Harnett 07) Edwin Pérez 08) Rafael Vélez 2. To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as set forth in the accompanying Proxy Statement. FOR 3. To ratify the selection of the Company’s independent registered public accounting firm for 2022. FOR Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”. D68571-P65777